Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of October 16, 2008

among

VALMONT INDUSTRIES, INC.

and

CERTAIN SUBSIDIARIES OF VALMONT INDUSTRIES, INC.,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender, L/C Issuer and

Alternative Currency Funding Fronting Lender,

BANC OF AMERICA SECURITIES ASIA LIMITED,

as Singapore Loan Agent,

BANK OF AMERICA, N.A. SINGAPORE BRANCH,

as Singapore Borrowing Funding Fronting Lender,

and

The Other Lenders Party Hereto

U.S. BANK, NATIONAL ASSOCIATION

and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents

BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

i

	ARTICLE III.
	TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	69

3.02	Illegality	74

3.03	Inability to Determine Rates	75

3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	75

3.05	Compensation for Losses	77

3.06	Mitigation Obligations; Replacement of Lenders	78

3.07	Survival	78

	ARTICLE IV.
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	78

4.02	Conditions to all Credit Extensions	80

	ARTICLE V.
	REPRESENTATIONS AND WARRANTIES

5.01	Subsidiaries; Capitalization	81

5.02	Existence and Power	81

5.03	Authority and Execution	82

5.04	Binding Agreement	82

5.05	Litigation	82

5.06	Required Consents	82

5.07	Absence of Defaults; No Conflicting Agreements	82

5.08	Compliance and Applicable Laws	82

5.09	Taxes	82

5.10	Government Regulations	83

5.11	Federal Reserve Regulations; Use of Loan Proceeds	83

5.12	Plans	83

5.13	Financial Statements	83

5.14	Property	84

5.15	Authorizations	84

5.16	Environmental Matters	84

5.17	Absence of Certain Restrictions	85

5.18	No Misrepresentation	85

5.19	Taxpayer Identification Number; Other Identifying Information	85

5.20	Representations as to Foreign Obligors	85

	ARTICLE VI.
	AFFIRMATIVE COVENANTS

6.01	Financial Statements and Information	86

6.02	Certificates; Other Information	87

6.03	Legal Existence	90

6.04	Taxes	90

6.05	Insurance	90

6.06	Performance of Obligations	90

6.07	Condition of Property	90

6.08	Observance of Legal Requirements	90

6.09	Inspection of Property; Books and Records; Discussions	91

6.10	Authorizations	91

6.11	Financial Covenants	91

6.12	Subsidiaries	91

6.13	Approvals and Authorizations	92

6.14	Use of Proceeds	92

	ARTICLE VII.
	NEGATIVE COVENANTS

7.01	Indebtedness	92

7.02	Liens	93

7.03	Mergers and Consolidations	94

7.04	Acquisitions	94

7.05	Dispositions	95

7.06	Investments	96

7.07	Restricted Payments	97

7.08	Business Changes	97

7.09	Amendments, Etc	97

7.10	Transaction with Affiliates	97

7.11	Limitation on Upstream Payments by Subsidiaries	98

7.12	Prepayments of Indebtedness	98

7.13	Limitation on Negative Pledges	98

7.14	Limitation on Synthetic Leases	98

7.15	Limitation on Securitization Transactions	98

	ARTICLE VIII.
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	99

8.02	Remedies Upon Event of Default	101

8.03	Application of Funds	101

	ARTICLE IX.
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	102

9.02	Rights as a Lender	102

9.03	Exculpatory Provisions	103

9.04	Reliance by Administrative Agent	104

9.05	Delegation of Duties	104

9.06	Resignation of Administrative Agent	104

9.07	Non-Reliance on Administrative Agent and Other Lenders	105

9.08	No Other Duties, Etc	106

9.09	Administrative Agent May File Proofs of Claim	106

9.10	Guaranty Matters	106

9.11	Secured Cash Management Agreements and Secured Hedge Agreements	107

	ARTICLE X.
	MISCELLANEOUS

10.01	Amendments, Etc	107

10.02	Notices; Effectiveness; Electronic Communication	108

10.03	No Waiver; Cumulative Remedies; Enforcement	110

10.04	Expenses; Indemnity; Damage Waiver	111

10.05	Payments Set Aside	113

10.06	Successors and Assigns	113

10.07	Treatment of Certain Information; Confidentiality	118

10.08	Right of Setoff	119

10.09	Interest Rate Limitation	119

10.10	Counterparts; Integration; Effectiveness	120

10.11	Survival of Representations and Warranties	120

10.12	Severability	120

10.13	Replacement of Lenders	120

10.14	Governing Law; Jurisdiction; Etc	121

10.15	Waiver of Jury Trial	122

10.16	No Advisory or Fiduciary Responsibility	122

10.17	Electronic Execution of Assignments and Certain Other Documents	123

10.18	USA PATRIOT Act Notice	123

10.19	Judgment Currency	123

10.20	Professional Market Party	124

SIGNATURES		S-1

v

SCHEDULES

1.01(A)	Mandatory Cost Formulae
1.01(B)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.01	Subsidiaries; Capitalization
5.05	Litigation
5.19	Identification Numbers for Designated Borrowers that are Foreign Subsidiaries
7.01	Existing Indebtedness
7.02	Existing Liens
7.06	Existing Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Designated Borrower Request and Assumption Agreement
G	Designated Borrower Notice
H	Opinion
I-1	Company Guaranty
I-2	Subsidiary Guaranty

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of October 16, 2008 among VALMONT INDUSTRIES, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers”, and each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders”, and individually each a “Lender”), BANC OF AMERICA SECURITIES ASIA LIMITED, as Singapore Loan Agent, BANK OF AMERICA, N.A. SINGAPORE BRANCH, as Singapore Borrowing Funding Fronting Lender, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Funding Fronting Lender.

The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01      Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accountants” mean Deloitte & Touche LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Company.

“Accumulated Funding Deficiency” has the meaning specified in Section 302 of ERISA.

“Acquisition” means, with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including through a merger, dividend, or otherwise and whether in a single transaction or in a series of related transactions), of (a) any Capital Stock of any other Person if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person or (b) any business unit, going concern, or division or segment of any other Person.

“Administrative Agent” means (a) Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent, and (b) specifically in the case of Valmont Singapore, Banc of America Securities Asia Limited, or any successor agent.  All singular references to the Administrative Agent shall mean any Administrative Agent, either Administrative Agent, the Administrative Agent for the applicable Borrower, or all Administrative Agents, as the context may require.

“Administrative Agent’s Office” means, with respect to any currency, the applicable Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as any Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternative Base Rate” means, for all Loans, on any day any such Loan is outstanding, the fluctuating rate of interest (rounded upwards, as necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the most recent Interest Rate Change Date, for Dollar deposits (for delivery on such Interest Rate Change Date) with a term of one week, as adjusted from time to time in the Administrative Agent’s sole discretion for changes in deposit insurance requirements and other regulatory costs.  If such rate is not available at such time for any reason, then the “Alternative Base Rate” shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery in Same Day Funds in the approximate amount of the Dollar denominated Loans outstanding with a term equivalent to one week would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time), on each day any such Loan is outstanding.

“Alternative Currency” means each of Euro, Australian Dollars, Canadian Dollars, Singapore Dollars, Pounds Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, (a) with respect to any amount denominated in an Alternative Currency, such amount, and (b) with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Funding Lender” means, with respect to each Committed Loan (other than a Singapore Borrowing Event) denominated in an Alternative Currency, each Lender other than an Alternative Currency Participating Lender with respect to such Alternative Currency.

“Alternative Currency Funding Fronting Lender” means Bank of America or any other Lender designated by the Company and the Administrative Agent (which such designation shall be consented to by such Lender) in its capacity as an Alternative Currency Funding Lender for Committed Loans (other than a Singapore Borrowing Event) denominated in an Alternative Currency in which any Alternative Currency Participating Lender purchases Alternative Currency Risk Participations and in which Bank of America (or such other appointed Lender) advances to the Borrower the amount of all such Alternative Currency Risk Participations in accordance with Sections 2.02(b) and 2.02(f).

“Alternative Currency Funding Pro Rata Share” means (a) with respect to each Alternative Currency Funding Lender other than the Alternative Currency Funding Fronting Lender, its Applicable Percentage; and (b) with respect to the Alternative Currency Funding Fronting Lender, the percentage (carried out to the ninth decimal place) determined in accordance with the following formula:

Sum of the Commitments of the

Alternative Currency Funding Fronting Lender

and the Alternative Currency Participating Lenders

Aggregate Commitments

“Alternative Currency Loan Credit Exposure” means, with respect to any Committed Loan (other than a Singapore Borrowing Event) denominated in an Alternative Currency, (a) for each Alternative Currency Funding Lender other than the Alternative Currency Funding Fronting Lender, the aggregate principal amount of its Alternative Currency Funding Pro Rata Share thereof advanced by such Lender, (b) for the Alternative Currency Funding Fronting Lender, the aggregate principal amount of its Alternative Currency Funding Pro Rata Share thereof advanced thereby, net of all Alternative Currency Risk Participations purchased or funded, as applicable, therein, and (c) for each Alternative Currency Participating Lender, the aggregate principal amount of all Alternative Currency Risk Participations purchased or funded, as applicable, by such Lender in such Committed Loan.

“Alternative Currency Participating Lender” means, with respect to each Committed Loan (other than a Singapore Borrowing Event) denominated in an Alternative Currency, any Lender that has given notice to the Administrative Agent and the Company that it is unable to fund in the applicable Alternative Currency; provided, however, that the Administrative Agent shall change a Lender’s designation from an Alternative Currency Participating Lender to an Alternative Currency Funding Lender with respect to such Alternative Currency (and this definition shall ipso facto be so amended) upon receipt of a written notice to the Administrative Agent and the Company from an Alternative Currency Participating Lender requesting that such Lender’s designation be changed to an Alternative Currency Funding Lender with respect to such Alternative Currency, and each Alternative Currency Participating Lender agrees to give such notice to the Administrative Agent and the Company promptly upon its acquiring the ability to make Committed Loans in such Alternative Currency.

“Alternative Currency Participation Payment Date” has the meaning specified in Section 2.02(f)(iii).

“Alternative Currency Risk Participation” means, with respect to each Committed Loan (other than a Singapore Borrowing Event) denominated in an Alternative Currency advanced by the Alternative Currency Funding Fronting Lender, the risk participation purchased by each of the Alternative Currency Participating Lenders in such Committed Loan in an amount determined in accordance with such Alternative Currency Participating Lender’s Applicable Percentage of such Committed Loan, as provided in Section 2.02(f).

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $100,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(a):

Applicable Rate

Pricing Level	Leverage Ratio	Facility Fee	Eurocurrency Rate + Standby Letters of Credit Fee Alternative Base Rate +	Commercial Letters of Credit Fee	Traditional Base Rate +
1	Less than 1.0 to 1.0	0.25%	1.00%	0.50%	0.00%
2	Less than 2.0 to 1.0 but greater than or equal to 1.0 to 1.0	0.30%	1.20%	0.60%	0.20%
3	Less than 3.0 to 1.0 but greater than or equal to 2.0 to 1.0	0.35%	1.40%	0.70%	0.40%
4	Greater than or equal to 3.0 to 1.0	0.40%	1.60%	0.80%	0.60%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is actually delivered.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered or required to be delivered pursuant to Section 6.01(a) for the fiscal quarter of the Company ended September 27, 2008 shall be determined based upon Pricing Level 2.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the applicable Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Bank” means any bank whose (or whose parent company’s) unsecured non-credit supported short-term commercial paper rating from (a) Standard & Poor’s is at least A 1, or the equivalent thereof, or (b) Moody’s is at least P 1, or the equivalent thereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BAS in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributed Principal Amount” means, on any day, with respect to any Securitization Transaction entered into by a Receivables Seller, the aggregate outstanding amount of the obligations (whether or not constituting indebtedness under GAAP) of any Eligible Special Purpose Entity as of such date under such Securitization Transaction.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries, on a Consolidated basis, for the fiscal year ended December 29, 2007, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, on a Consolidated basis, including the notes thereto.

“Australian Dollar” means the lawful currency of Australia.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Banc of America Securities Asia Limited” means Banc of America Securities Asia Limited and its successors.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC and its successors.

“Base Rate” means either the Traditional Base Rate or the Alternative Base Rate, as applicable.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the applicable Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and, if such day relates to any Loan to Valmont Singapore, any day other than a day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Singapore or Hong Kong, and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or any Loan based on the Alternative Base Rate, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Lease” means a lease the obligations in respect of which are required to be capitalized by the lessee thereunder for financial reporting purposes in accordance with GAAP.

“Capital Stock” means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations and other rights in, or other equivalents (however designated) of, such Person’s equity (however designated), and any rights, warrants or options exchangeable for, or convertible into, such shares, interests, participations, rights or other equivalents.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in full support thereof), in each case having a maturity of not more than six months from the date of acquisition thereof, (b) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any Approved Bank, in each case having a maturity of not more than six months from the date of acquisition thereof, (c) commercial paper (i) issued by any Approved Bank or the parent company of any Approved Bank, (ii) issued or directly and fully guaranteed or insured by any industrial or financial company with an unsecured non-credit supported short-term commercial paper rating of at least A 1, or the equivalent thereof, by Standard & Poor’s or at least P 1, or the equivalent thereof, by Moody’s, or (iii) directly and fully guaranteed or insured by any industrial or financial company with a long term unsecured non-credit supported senior debt rating of at least A or A 2, or the equivalent thereof, by Standard & Poor’s or Moody’s, as the case may be, in each case having a maturity of not more than six months from the date of acquisition thereof, (d) marketable direct obligations issued by any State of the United States or any political subdivision or public instrumentality of any such State, in each case having a maturity of not more than six months from the date of acquisition thereof and, at the time of such acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s, and (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) of this definition; provided that, “Cash Equivalents” shall in any event exclude auction rate securities.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means one or both of the following events:

(a)           any person or group (other than any one or more permitted investors) shall have become the beneficial owner of voting shares entitled to exercise more than 30% of the total power of all outstanding voting shares of the Company (including any voting shares which are not then outstanding of which such person or group is deemed the beneficial owner); or

(b)           a change in the composition of the Managing Person of the Company shall have occurred in which the individuals who constituted the Managing Person of the Company at the beginning of the two-year period immediately preceding such change (together with any other director whose election by the Managing Person of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the members of such Managing Person then in office who either were members of such Managing Person at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Managing Person then in office.

For purposes of this definition, (i) the terms “person” and “group” shall have the respective meanings ascribed thereto in Sections 13(d) and 14(d)(2) of the Exchange Act, (ii) the term “beneficial owner” shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act, (iii) the term “permitted investors” shall mean any one or more of the following: (A) Robert B. Daugherty, (B) any of his immediate family members, (C) any of his heirs or beneficiaries, (D) any tax-exempt entity established by him, (E) any key employee of the Company which shall have acquired voting shares from him, and (F) any employee stock ownership plan sponsored by or otherwise established by the Company, and (iv) the term “voting shares” shall mean outstanding shares of any class or classes (however designated) of Capital Stock of the Company entitled to vote generally in the election of members of the Managing Person thereof.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) if such Lender is an Alternative Currency Participating Lender with respect to any Alternative Currency, purchase Alternative Currency Risk Participations in Loans denominated in any such Alternative Currency, (c) if such Lender is a Singapore Borrowing Participating Lender with respect to any Singapore Borrowing Event, purchase Singapore Borrowing Risk Participations in such Loans, (d) purchase participations in L/C Obligations, and (e) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means a Guaranty Agreement in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit I-1, executed by the Company on behalf of a Designated Borrower that is a Foreign Obligor.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated” means the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, net income of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, for such period, plus the sum of, without duplication, each of the following with respect to the Company and its Subsidiaries, to the extent utilized in determining such net income: (a) all interest expense, (b) provision for income taxes, and (c) depreciation and amortization.

“Consolidated Interest Expense” means, for any period, the interest expense for such period of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP (including any interest payable in connection with the Attributed Principal Amount).

“Consolidated Tangible Net Worth” means, as of any date, the total stockholders’ equity of the Company and its Subsidiaries, less intangible assets, all determined on a Consolidated basis in accordance with GAAP, as set forth in, (a) during the period commencing on the Closing Date and ending on the date of delivery thereafter of the first annual audited financial statements pursuant to Section 6.01(b), the Audited Financial Statements, and (b) at all other times, the most recent annual audited Consolidated financial statements delivered pursuant to Section 6.01(b).

“Consolidated Total Assets” means, as of any date, total assets of the Company and its Subsidiaries determined as of such date on a Consolidated basis in accordance with GAAP.

“Contingent Obligation” means, as to any Person (a “secondary obligor”), any obligation of such secondary obligor (a) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (b) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (a “primary obligation”) of any other Person (a “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether contingent, (i) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation, (iv) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (v) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate Property, provided, however, that the term “Contingent Obligation” shall not include the indorsement of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of a primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the applicable Base Rate plus (ii) the respective Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in Alternative Currency Risk Participations, participations in Singapore Borrowing Risk Participations, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $50,000,000.  The Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Deteriorating Lender” means any Lender as to which (a) the L/C Issuer believes in good faith has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) any Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Disposition” or “Dispose” means any sale, assignment, transfer or other disposition by any Person, by any means, of (a) the Capital Stock of any other Person, (b) any business, going concern or division or segment thereof, or (c) any other Property of such Person other than in the ordinary course of business, provided, however, that no such sale, assignment, transfer or other disposition of Property (other than inventory, except to the extent subject to a bulk sale) shall be deemed to be in the ordinary course of business if it is the sale, assignment, transfer or disposition of (x) all or substantially all of the Property of such Person, or (y) any Operating Entity.

“Dollar” and “$” mean the lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Dutch Central Bank” means the central bank of The Netherlands (De Nederlandsche Bank).

“Dutch Exemption Regulation” means the Exemption Regulation of the Dutch Minister of Finance of June 26, 2002 (Vrijstellingsregeling Wtk 1992), as amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi), (vii) and (viii) subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Special Purpose Entity” means any Person which may or may not be a Subsidiary of the Receivables Seller which has been formed by or for the benefit of the Receivables Seller for the purpose of purchasing or securitizing Securitization Receivables from the Receivables Seller.

“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate” means, when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Company or any of its Subsidiaries is a member.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, (a) for any Interest Period with respect to a Eurocurrency Rate Loan other than a Eurocurrency Rate Loan to Valmont Singapore denominated in Singapore Dollars, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of

BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, and (b) for any Interest Period with respect to a Eurocurrency Rate Loan to Valmont Singapore denominated in Singapore Dollars, the Swap Offer Rate; provided, however, that if a Market Disruption Event has occurred for any Interest Period with respect to a Eurocurrency Rate Loan to Valmont Singapore denominated in Singapore Dollars, then the Eurocurrency Rate thereof shall be the Market Disruption Rate.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(i) or (ii).  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign

Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(e)(i).

“Existing Five-Year Credit Agreement” means that certain Credit Agreement by and among the Company and certain Subsidiaries of the Company party thereto, as borrowers, the lenders party thereto, and The Bank of New York, as administrative agent, dated as of May 4, 2004, as amended, amended and restated, supplemented or modified from time to time.

“Existing Letters of Credit” means those Letters of Credit listed on Schedule 1.01(B).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated August 29, 2008, among the Company, the Administrative Agent and BAS.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranties” means the Company Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Indebtedness” means, as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money, (b) indebtedness in respect of the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (c) indebtedness evidenced by notes, bonds, debentures or similar instruments, (d) obligations with respect to any conditional sale or title retention agreement, (e) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person (other than letters of credit issued in support of trade payables incurred in the ordinary course of business) and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment thereof, (f) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), (g) obligations under Capital Leases, (h) all Receivables Indebtedness of such Person, (i) the Attributed Principal Amount in connection with a Securitization Transaction of such Person as Receivables Seller, (j) net obligations of such Person under any Swap Contact and (k) all Contingent Obligations of such Person in respect of any of the foregoing.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, the immediately preceding four fiscal quarter period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Change Date” means, with respect to the Alternative Base Rate, each Monday of each week; provided, however, that if any such date is not a Business Day, then the “Interest Rate Change Date” shall be the next succeeding Business Day.

“Investment” has the meaning specified in Section 7.06.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer(s) of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender, the L/C Issuer, the Alternative Currency Funding Fronting Lender, each Alternative Currency Funding Lender, each Alternative Currency Participating Lender, the Singapore Borrowing Funding Fronting Lender, each Singapore Borrowing Funding Lender and each Singapore Borrowing Participating Lender, as applicable.

“Lending Office” means, as to any Lender, the office or offices of such Lender, or a branch or Affiliate of such Lender, described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.  Letters of Credit may be issued in Dollars only.

“Letter of Credit Application” means an application and agreement, whether manually or on-line through Bank of America Direct®, for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $50,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Ratio” means, as of any date, the ratio of (a) the aggregate Indebtedness as of such date of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided, however, that, in the event that any Acquisition or Disposition permitted by this Agreement shall have been consummated during such four fiscal quarter period, in computing Consolidated EBITDA, net income (and all amounts specified in clauses (a), (b) and (c) of the definition of “Consolidated EBITDA”) shall be computed on a pro forma basis giving effect to such Acquisition or Disposition, as the case may be, as of the first day of such period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Guaranties, each Subsidiary Guaranty Joinder Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document and the Fee Letter.

“Loan Parties” means, collectively, the Company, each Guarantor and each Designated Borrower.

“Managing Person” means with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control or managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or a limited liability partnership, its managing partner or executive committee, or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(A).

“Margin Stock” means any “margin stock”, as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, supplemented or otherwise modified from time to time.

“Market Disruption Event” means, in connection with a Eurocurrency Rate Loan to Valmont Singapore denominated in Singapore Dollars, the occurrence of either of the following events:

(a)            at or about noon on the date that is two Business Days prior to the commencement of the relevant Interest Period, the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Singapore Loan Agent to determine the Swap Offer Rate for the relevant currency and Interest Period; or

(b)           before close of business in London on the date that is two Business Days prior to the commencement of the relevant Interest Period, the Singapore Loan Agent receives notifications from one or more Singapore Borrowing Funding Lenders that the cost to it of obtaining matching deposits in the Singapore interbank market would be in excess of the Swap Offer Rate.

“Market Disruption Rate” means a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the highest rate notified to the Singapore Loan Agent by any Singapore Borrowing Funding Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in that Loan from whatever source it may reasonably select.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, at any time, each Domestic Subsidiary which has at such time assets or net sales greater than or equal to 5% of the aggregate assets or net sales of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

“Maturity Date” means October 16, 2013.

“Maximum Purchase Amount” means, with respect to any Securitization Transaction, the maximum amount of the obligations permitted to be outstanding under such Securitization Transaction pursuant to the documents governing the purchase and sale of Securitization Receivables in such transaction.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Entity” means any Person or any business or operating unit of a Person which is, or could be, operated separate and apart from (a) the other businesses and operations of such Person, or (b) any other line of business or business segment.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Intercompany Acquisition” means an Acquisition by the Company or any Subsidiary thereof from the Company or any such Subsidiary, provided, however, that, for purposes hereof, “Other Intercompany Acquisition” shall not include any Unrestricted Intercompany Acquisition.

“Other Intercompany Basket Amount” means, at any time, an amount equal to the sum of, without duplication, (a) the aggregate outstanding principal amount of all Other Intercompany Indebtedness at such time, plus (b) the aggregate consideration paid as of such time for all Other Intercompany Investments made under Section 7.06(g) on and after the date hereof, plus (c) the aggregate amount as of such time of all Other Intercompany Restricted Payments made on or after the date hereof.

“Other Intercompany Disposition” means a Disposition by the Company or any Subsidiary thereof to the Company or any such Subsidiary, provided, however, that, for purposes hereof, “Other Intercompany Disposition” shall not include any Unrestricted Intercompany Disposition.

“Other Intercompany Indebtedness” means Indebtedness of the Company or any Subsidiary thereof to the Company or any such Subsidiary, provided, however, that, for purposes hereof, “Other Intercompany Indebtedness” shall not include any Unrestricted Intercompany Indebtedness.

“Other Intercompany Investment” means an Investment by the Company or any Subsidiary thereof in the Company or any such Subsidiary, provided, however, that, for purposes hereof, “Other Intercompany Investment” shall not include any Unrestricted Intercompany Investment.

“Other Intercompany Restricted Payment” means a Restricted Payment made by any Subsidiary of the Company to the Company or any such Subsidiary, to the extent received by the Company or such Subsidiary, as the case may be, provided, however, that, for purposes hereof, “Other Intercompany Restricted Payment” shall not include any Unrestricted Intercompany Payment.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means, at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Company, any of its Subsidiaries or any ERISA Affiliate.

“Permitted Lien” means a Lien permitted to exist under Section 7.02.

“Permitted Securitization” means a Securitization Transaction permitted by Section 7.15.

“Person” means any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pound Sterling” means the lawful currency of the United Kingdom.

“Professional Market Party” means a professional market party (professionele marktpartij) as defined from time to time under the Dutch Exemption Regulation.  As of the date hereof, only the following are Professional Market Parties:  (a) banks, insurance companies, securities firms, investment institutions and pension funds that are (i) supervised or licensed under Dutch law or (ii) established and acting under supervision in a European Union member state (other than The Netherlands), Australia, Canada, Japan, Mexico, New Zealand, Puerto Rico, Saudi Arabia, South Korea, Switzerland, Turkey or the United States of America; (b) investment institutions that offer their participation rights exclusively to professional market parties and are not required to be supervised or licensed under Dutch law; (c) the State of The Netherlands, the Dutch Central Bank, a foreign central government body, a foreign central bank, Dutch regional and local governments and comparable foreign de-centralized government bodies, international treaty organizations and supranational organizations; (d) enterprises or entities with total assets of at least 500,000,000 Euro (or the equivalent thereof in other currencies) as per the balance sheet of such entity as of the year-end preceding the date of the making of, or acceptance of an assignment of (as the case may be), any Loan hereunder; (e) enterprises, entities or individuals with net assets (eigen vermogen) within the meaning of the Dutch Exemption Regulation of at least 10,000,000 Euro (or the equivalent thereof in other currencies) as of the year-end preceding the date of the making of, or acceptance of an assignment of (as the case may be), any Loan hereunder and who or which have been active in the financial markets on average twice a month over a period of at least two consecutive years preceding such date; (f) subsidiaries of the entities referred to under clause (a) above; provided that such subsidiaries are subject to supervision; and (g) an enterprise or institution that has a rating from or that issues securities having a rating from a rating agency recognized for such purposes by the Dutch Central Bank.

“Prohibited Transaction” means a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Subsidiary” means a direct or indirect Subsidiary of the Company, as to which the Company owns beneficially (and of record, in the case of a direct Subsidiary) all of the issued and outstanding Capital Stock other than directors’ qualifying shares.

“Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)                                  a Lender:  (i) which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Loan Document; or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)                                 a Lender which is (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (aa) a company so resident in the United Kingdom; or (bb)  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of the company; or

(c)                                  a Treaty Lender.

“Receivables Indebtedness” means Indebtedness incurred by any Eligible Special Purpose Entity to finance, refinance or guaranty the financing or refinancing of Securitization Receivables; provided (a) such Indebtedness shall in accordance with GAAP not be accounted for as an asset or liability on the balance sheet of Receivables Seller or any of its Subsidiaries; (b) no assets other than the Securitization Receivables to be financed or refinanced secure such Indebtedness; and (c) neither the Receivables Seller nor any of its Subsidiaries shall incur any liability with respect to such Indebtedness other than liability arising by reason of (i) a breach of a representation or warranty or customary indemnities in each case contained in any instrument relating to such Indebtedness or (ii) customary interests retained by the Receivables Seller in such Indebtedness.

“Receivables Seller” has the meaning specified in the definition of “Securitization Transaction”.

“Reference Bank” means Bank of America, N.A., Singapore branch, and such other bank(s) as may be appointed from time to time by the Singapore Loan Agent (acting on the instructions of the Required Lenders) and agreed to by the Company (which agreement shall not be unreasonably withheld).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means with respect to any Pension Plan, (a) any event set forth in Sections 4043(b) (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations), 4062(c) or 4063(a) of ERISA or the regulations thereunder, (b) an event requiring the Parent Borrower, any of its Subsidiaries or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code, or (c) any failure to make any payment required by Section 412(m) of the Code.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit

Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Alternative Currency Funding Lenders” means, as of any date of determination, Alternative Currency Funding Lenders (including the Alternative Currency Funding Fronting Lender) with Alternative Currency Funding Pro Rata Shares aggregating more than 50% or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Alternative Currency Funding Lenders (including the Alternative Currency Funding Fronting Lender) holding in the aggregate more than 50% of the Total Outstandings of any Loans in Alternative Currencies (other than pursuant to any Singapore Borrowing Event), with the aggregate amount of each Lender’s Alternative Currency Risk Participations being deemed “held” by the Alternative Currency Funding Fronting Lender for purposes of this definition; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any such Lender that is a Defaulting Lender shall be excluded for purposes of making a determination of Required Alternative Currency Funding Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s Alternative Currency Risk Participations and Singapore Borrowing Risk Participations and its risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the (a) Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, (b) the Alternative Currency Risk Participations of any Defaulting Lender at such time shall be deemed to be held by the Alternative Currency Funding Fronting Lender for purposes of making a determination of Required Lenders, and (c) the Singapore Borrowing Risk Participations of any Defaulting Lender at such time shall be deemed to be held by the Singapore Borrowing Funding Fronting Lender for purposes of making a determination of Required Lenders.

“Required Singapore Borrowing Funding Lenders” means, as of any date of determination, Singapore Borrowing Funding Lenders (including the Singapore Borrowing Funding Fronting Lender) with Singapore Borrowing Funding Pro Rata Shares aggregating more than 50% or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Singapore Borrowing Funding Lenders (including the Singapore Borrowing Funding Fronting Lender) holding in the aggregate more than 50% of the Total Outstandings of any Loans in Alternative Currencies pursuant to any Singapore Borrowing Event, with the aggregate amount of each Lender’s Singapore Borrowing Risk Participations being deemed “held” by the Singapore Borrowing Funding Fronting Lender for purposes of this definition; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any such Lender that is a Defaulting Lender shall be excluded for purposes of making a determination of Required Singapore Borrowing Funding Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer or any vice president of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock of such Person now or hereafter outstanding (other than a dividend payable solely in shares of such Capital Stock to the holders of such shares) and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of such Person now or hereafter outstanding.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) the date of advance of the applicable Loan with respect to which the Alternative Currency Funding Fronting Lender has requested payment from the Alternative Currency Participating Lenders in Dollars, and with respect to all other instances pursuant to Section 2.02(f) the date on which payments in Dollars are made between the Alternative Currency Funding Fronting Lender and Alternative Currency Participating Lenders with respect to such Loan, (iv) the date of advance of the applicable Loan with respect to which the Singapore Borrowing Funding Fronting Lender has requested payment from the Singapore Borrowing Participating Lenders in Dollars, and with respect to all other instances pursuant to Section 2.02(g) the date on which payments in Dollars are made between the Singapore Borrowing Funding Fronting Lender and Singapore Borrowing Participating Lenders with respect to such Loan and (v) such additional dates as the applicable Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing or decreasing the amount thereof (solely with respect to the increased or decreased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Screen Rate” means the rate per annum for the relevant period displayed on page ABSIRFIX01 of the Reuters screen (or such other page as designated by the Singapore Loan Agent from time to time as may replace that page for the purpose of displaying Singapore interbank swap offer rates of leading reference banks or, as the case may be, the arithmetic mean of such rates) or, if that services ceases to be available, on page 50157 of the Telerate screen under the caption “ASSOCIATIONOF BANKS IN SINGAPORE SIBOR AND SWAP OFFER RATE FIXING AT

11:00 A.M. SINGAPORE TIME” (or such other page as may replace that page for the purpose of displaying Singapore inter-bank swap offer rates of leading reference banks or, as the case may be, the arithmetic mean of such rates).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Company and any Hedge Bank.

“Securitization Receivables” has the meaning specified in the definition of “Securitization Transaction”.

“Securitization Transaction” means any financing transaction or series of financing transactions that have been or may be entered into by any Person pursuant to which such Person (the “Receivables Seller”) sells, conveys or otherwise transfers on a non-recourse basis (with certain exceptions customary in transactions of such type) to an Eligible Special Purpose Entity any of its accounts receivable (the “Securitization Receivables”) (whether such Securitization Receivables are then existing or arise in the future), and any assets related thereto (including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets), and the Eligible Special Purpose Entity either (a) borrows funds from or (b) sells the Securitization Receivables to a commercial paper conduit which issues securities, the payment obligations under which, in either case, are satisfied from the Securitization Receivables and the proceeds of the sale of which are used to purchase additional Securitization Receivables.

“Senior Debt” means, as of any date, the sum of the following Indebtedness as of such date of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP: (a) Indebtedness under the Loan Documents; (b) other Indebtedness which ranks pari passu in right of payment to the Indebtedness under the Loan Documents; (c) Indebtedness secured by a Lien on any Property owned by any such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business); and (d) the aggregate Attributed Principal Amount in connection with a Permitted Securitization.

“Senior Debt Ratio” means, as of any date, the ratio of (a) Senior Debt to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided, however, that, in the event that any Acquisition or Disposition permitted by this Agreement shall have been consummated during such four fiscal quarter period, in computing Consolidated EBITDA, net income (and all amounts specified in clauses (a), (b) and (c) of the definition of “Consolidated

EBITDA”) shall be computed on a pro forma basis giving effect to such Acquisition or Disposition, as the case may be, as of the first day of such period.

“Singapore Borrowing Event” has the meaning specified in Section 2.02.

“Singapore Borrowing Funding Lender” means, with respect to each Singapore Borrowing Event, each Lender other than a Singapore Borrowing Participating Lender with respect to such Singapore Borrowing Event.

“Singapore Borrowing Funding Fronting Lender” means Bank of America, N.A. Singapore Branch or any other Lender designated by the Company and the Administrative Agent (which such designation shall be consented to by such Lender) in its capacity as a Singapore Borrowing Funding Lender for Singapore Borrowing Events in which any Singapore Borrowing Participating Lender purchases Singapore Borrowing Risk Participations and in which Bank of America, N.A. Singapore Branch (or such other appointed Lender) advances to Valmont Singapore the amount of all such Singapore Borrowing Risk Participations in accordance with Sections 2.02(b) and 2.02(g).

“Singapore Borrowing Funding Pro Rata Share” means (a) with respect to each Singapore Borrowing Funding Lender other than the Singapore Borrowing Funding Fronting Lender, its Applicable Percentage; and (b) with respect to the Singapore Borrowing Funding Fronting Lender, the percentage (carried out to the ninth decimal place) determined in accordance with the following formula:

Sum of the Commitments of the

Singapore Borrowing Funding Fronting Lender

and the Singapore Borrowing Participating Lenders

Aggregate Commitments

“Singapore Borrowing Loan Credit Exposure” means, with respect to any Singapore Borrowing Event, (a) for each Singapore Borrowing Funding Lender other than the Singapore Borrowing Funding Fronting Lender, the aggregate principal amount of its Singapore Borrowing Funding Pro Rata Share thereof advanced by such Lender, (b) for the Singapore Borrowing Funding Fronting Lender, the aggregate principal amount of its Singapore Borrowing Funding Pro Rata Share thereof advanced thereby, net of all Singapore Borrowing Risk Participations purchased or funded, as applicable, therein, and (c) for each Singapore Borrowing Participating Lender, the aggregate principal amount of all Singapore Borrowing Risk Participations purchased or funded, as applicable, by such Lender in such Committed Loan.

“Singapore Borrowing Participating Lender” means, with respect to each any Singapore Borrowing Event, any Lender that has given notice to the Administrative Agent and the Company that it is unable to fund Singapore Borrowing Events; provided, however, that the Administrative Agent shall change a Lender’s designation from a Singapore Borrowing Participating Lender to a Singapore Borrowing Funding Lender with respect to any Committed Borrowings by Valmont Singapore (and this definition shall ipso facto be so amended) upon receipt of a written notice to the Administrative Agent and the Company from a Singapore Borrowing Participating Lender requesting that such Lender’s designation be changed to a Singapore Borrowing Funding Lender with respect to any Singapore Borrowing Events, and each Singapore Borrowing Participating

Lender agrees to give such notice to the Administrative Agent and the Company promptly upon its acquiring the ability to fund Singapore Borrowing Events.

“Singapore Borrowing Participation Payment Date” has the meaning specified in Section 2.02(g)(iii).

“Singapore Borrowing Risk Participation” means, with respect to each Singapore Borrowing Event advanced by the Singapore Borrowing Funding Fronting Lender, the risk participation purchased by each of the Singapore Borrowing Participating Lenders in such Committed Loan in an amount determined in accordance with such Singapore Borrowing Participating Lender’s Applicable Percentage of such Committed Loan, as provided in Section 2.02(g).

“Singapore Dollar” means the lawful currency of the Republic of Singapore.

“Singapore Loan Agent” means Banc of America Securities Asia Limited in its capacity as agent for Loans to Valmont Singapore under any of the Loan Documents, or any successor agent.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the applicable Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date (a) except for Loans to Valmont Singapore denominated in Singapore Dollars, two Business Days prior to the date as of which the foreign exchange computation is made and (b) for Loans to Valmont Singapore denominated in Singapore Dollars, three Business Days prior to the date as of which the foreign exchange computation is made; provided that the applicable Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by such Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

“Subordinated Notes” means the up to $150,000,000 aggregate principal amount of the Company’s Senior Subordinated Notes due 2014.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means, collectively, all Material Subsidiaries of the Borrower executing a Subsidiary Guaranty on the Closing Date and all other Subsidiaries that are at any time after the Closing Date required to enter into a Subsidiary Guaranty Joinder Agreement pursuant to Section 6.12(b).

“Subsidiary Guaranty” means a Guaranty Agreement in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit I-2, executed by a Subsidiary Guarantor.

“Subsidiary Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form thereof attached to the Subsidiary Guaranty, executed and delivered by a Subsidiary Guarantor to the Administrative Agent pursuant to Section 6.12(b), as amended, modified, supplemented or amended and restated.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Offer Rate” means, with respect to any Committed Borrowing by Valmont Singapore denominated in Singapore Dollars:

(a)                               the applicable Screen Rate as of 11:00 a.m. (Singapore time) two Business Days prior to the commencement of such Interest Period for the displaying of the swap rate for a period comparable to the Interest Period for that Loan; or

(b)                              if no Screen Rate is available for the Interest Period of that Loan, the rate, or the arithmetic mean of the rates, rounded upwards to four decimal places, as supplied to the Singapore Loan Agent at its request quoted by the Reference Bank to leading banks in the Singapore interbank market, to be in relation for the Interest Period for that Loan equal to Y (rounded upwards to four decimal places) calculated in accordance with the following formula:

Y = (R x 365) + (F x 36500) + (F x R x 365)

               360      S       N           S           360

where:

F =           the premium (being a positive number) or the discount (being a negative number), as the case may be, which would have been paid or received by such Reference Bank in offering to sell Dollars toward exchange for Singapore Dollars on the last day of that Interest Period in the Singapore interbank market as of 11:00 a.m. (Singapore time) two Business Days prior to the commencement of such Interest Period;

S =           the exchange rate at which such Reference Bank sells Dollars spot in exchange for Singapore Dollars in the Singapore foreign exchange market, as quoted by such Reference Bank as of 11:00 a.m. (Singapore time) two Business Days prior to the commencement of such Interest Period;

R =           the rate at which such Reference Bank sells Dollar deposits for that Interest Period in an amount comparable to the Dollar equivalent of that Loan (such Dollar equivalent to be determined by such Reference Bank at such rate or rates as such Reference Bank determines to be the most appropriate) to prime banks in the Singapore interbank market as of 11:00 a.m. (Singapore time) two Business Days prior to the commencement of such Interest Period; and

N =          the actual number of days in that Interest Period;

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any Property (a) that is not a Capital Lease and (b) in respect of which the lessee is treated as the owner of the Property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Confirmation” means a confirmation by the Administrative Agent, any Lender or the L/C Issuer, as applicable, that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

“Tax Deduction” shall mean a deduction or withholding for or on account of Taxes from a payment under a Loan Document or Swap Contract.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Taxes Act” shall mean the Income and Corporation Taxes Act 1988 under the Laws of the United Kingdom.

“Termination Event” means, with respect to any Pension Plan, (a) a Reportable Event, (b) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (c) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (d) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

“Test Date” means, with respect to any Securitization Transaction, each of (a) the date of the closing of such Securitization Transaction and (b) the date of each closing of any amendment to such Securitization Transaction which increases the Maximum Purchase Amount thereunder.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Traditional Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which loans may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Treaty Lender” shall mean a Lender which (a) is treated as a resident of a Treaty State for the purposes of a double taxation agreement (a Treaty) and (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” shall mean a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrecognized Retiree Welfare Liability” means, with respect to any Employee Benefit Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as of the most recent valuation date, that has not been recognized as an expense in an income statement of the Company and its Consolidated subsidiaries; provided that, prior to the date such Statement is applicable to the Company, such amount shall be based on an estimate made in good faith of such transition obligation.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Intercompany Acquisition” means (a) an Acquisition by the Company or any Subsidiary Guarantor from the Company or any Subsidiary of the Company or (b) an Acquisition by any such Subsidiary (other than a Subsidiary Guarantor) from any such Subsidiary (other than a Subsidiary Guarantor).

“Unrestricted Intercompany Disposition” means (a) a Disposition by the Company or any Subsidiary thereof to the Company or any Subsidiary Guarantor or (b) a Disposition by any such Subsidiary (other than a Subsidiary Guarantor) to any such Subsidiary (other than a Subsidiary Guarantor).

“Unrestricted Intercompany Indebtedness” means (a) Indebtedness of the Company or any Subsidiary Guarantor to the Company or any Subsidiary of the Company or (b) Indebtedness of any such Subsidiary (other than a Subsidiary Guarantor) to any such Subsidiary (other than a Subsidiary Guarantor).

“Unrestricted Intercompany Investment” means (a) an Investment by the Company or any Subsidiary thereof in the Company or any Subsidiary Guarantor or (b) an Investment by any such Subsidiary (other than a Subsidiary Guarantor) in any such Subsidiary (other than a Subsidiary Guarantor).

“Unrestricted Intercompany Payment” means (a) a Restricted Payment made by any Subsidiary of the Company to the Company or any Subsidiary Guarantor, to the extent received by the Company or such Subsidiary Guarantor, as the case may be, or (b) a Restricted Payment made by any such Subsidiary (other than a Subsidiary Guarantor) to any such Subsidiary (other than a Subsidiary Guarantor), to the extent received by such Subsidiary.

“Valmont Holland” means Valmont Industries Holland BV, a company organized under the laws of The Netherlands and a Foreign Subsidiary of the Company.

“Valmont Singapore” means Valmont Singapore Pte. Ltd., a private limited company organized under the laws of the Republic of Singapore and a Foreign Subsidiary of the Company.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Matters. (a)  Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities:  an interpretation of ARB No. 51 (January 2003), or any successor pronouncement, standard or interpretation thereof, as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding. Any financial ratios required to be maintained by the Company pursuant to the Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)           Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.06        Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or, subject to Section 2.03, Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall also be subject to the approval of the L/C Issuer.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall also promptly notify the L/C Issuer thereof. Each Lender and, in the case of a request pertaining to Letters of Credit, the L/C Issuer shall notify the Administrative Agent, not later than 10:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)           Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent, the Lenders and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07        Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10        Alternative Basis of Interest or Funding. (a)  If a Market Disruption Event occurs and the Singapore Loan Agent or the Company so requires, the Singapore Loan Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)           Any alternative basis agreed pursuant to subsection (a) above shall, with the prior consent of all the Singapore Borrowing Funding Lenders and the Company, be binding on all parties.

(c)           For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans. Subject to the terms and conditions set forth herein, including without limitation the terms and conditions of Sections 2.02(f) and (g) below and, in the case of any Designated Borrower, subject to Section 2.14 below, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender (less, with respect only to the Alternative Currency Funding Fronting Lender, the aggregate Alternative Currency Risk Participations in all Loans denominated in Alternative Currencies; and less, with respect only to the Singapore Borrowing Funding Fronting Lender, the aggregate Singapore Borrowing Risk Participations in all Loans pursuant to a Singapore Borrowing Event), plus, with respect only to the Alternative Currency Participating Lenders, the Outstanding Amount of such Lender’s Alternative Currency Risk Participations in Loans denominated in Alternative Currencies and advanced by the Alternative Currency Funding Fronting Lender, plus, with respect only to the Singapore Borrowing Participating Lenders, the Outstanding Amount of such Lender’s Singapore Borrowing Risk Participations in Loans pursuant to a Singapore Borrowing Event and advanced by the Singapore Borrowing Funding Fronting Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans made to the Designated Borrowers shall not exceed the Designated Borrower Sublimit, and (iv) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Eurocurrency Rate Loans or, in the case of Committed Loans denominated in Dollars only, Base Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone; provided that, the Company shall also give notice to the Singapore Loan Agent for each Committed Borrowing in Dollars or any Alternative Currency, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans on behalf of Valmont Singapore (each, a “Singapore Borrowing Event”), which notice may be given by telephone. Each such notice must be received by the Administrative Agent or Administrative Agents, as applicable, not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) except for a Singapore Borrowing Event, 11:00 a.m. four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, (iii) in the case of a Singapore Borrowing Event, 11:00 a.m. (Hong Kong time) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans and (iv) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent (and, in the case of any Singapore Borrowing Event, to the Singapore Loan Agent) of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b)            (i)            Following receipt of a Committed Loan Notice requesting a Committed Borrowing (other than a Singapore Borrowing Event) denominated in Dollars or in an Alternative Currency with respect to which the Administrative Agent has not received notice that any Lender is an Alternative Currency Participating Lender, the Administrative

Agent shall promptly notify each applicable Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans.

(ii)           Following receipt of a Committed Loan Notice requesting a Committed Borrowing (other than a Singapore Borrowing Event) denominated in an Alternative Currency with respect to which the Administrative Agent and the Company have received notice that one or more Lenders is an Alternative Currency Participating Lender, the Administrative Agent shall on the next following Business Day notify (A) each Alternative Currency Funding Lender of the Alternative Currency Equivalent amount of its Alternative Currency Funding Pro Rata Share, (B) the Alternative Currency Funding Fronting Lender of the Alternative Currency Equivalent amount of the aggregate Alternative Currency Risk Participations in its Alternative Currency Funding Pro Rata Share, (C) each Alternative Currency Participating Lender of the Alternative Currency Equivalent amount of its Alternative Currency Risk Participation in such Committed Borrowing, and (D) all Lenders and the Company of the applicable Spot Rate used by the Administrative Agent to determine the Dollar Equivalent amount.

(iii)          Following receipt of a Committed Loan Notice requesting a Singapore Borrowing Event in each case with respect to which the Administrative Agent has not received notice that any Lender is a Singapore Borrowing Participating Lender, the Singapore Loan Agent shall promptly notify each applicable Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans.

(iv)          Following receipt of a Committed Loan Notice requesting a Singapore Borrowing Event in each case with respect to which the Administrative Agent and the Company have received notice that one or more Lenders is a Singapore Borrowing Participating Lender, the Singapore Loan Agent shall on the next following Business Day notify (A) each Singapore Borrowing Funding Lender of both the Dollar Equivalent amount and, if applicable, the Alternative Currency Equivalent amount of its Singapore Borrowing Funding Pro Rata Share, (B) the Singapore Borrowing Funding Fronting Lender of both the Dollar Equivalent amount and, if applicable, the Alternative Currency Equivalent amount of the aggregate Singapore Borrowing Risk Participations in its Singapore Borrowing Funding Pro Rata Share, (C) each Singapore Borrowing Participating Lender of both the Dollar Equivalent amount and, if applicable, the Alternative Currency Equivalent amount of its Singapore Borrowing Risk Participation in such Committed Borrowing, and (D) all Lenders and the Company of the aggregate Dollar Equivalent amount and, if applicable, Alternative Currency Equivalent amount of such Committed Borrowing and the applicable Spot Rate used by the Administrative Agent to determine such Dollar Equivalent amount.

(v)           If no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.

In the case of a Committed Borrowing in Dollars or in an Alternative Currency (other than a Singapore Borrowing Event) with respect to which the Administrative Agent has not received notice that any Lender is an Alternative Currency Participating Lender, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds for the applicable currency at the Administrative Agent’s Office not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in any other Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. In the case of a Committed Borrowing in an Alternative Currency (other than a Singapore Borrowing Event) with respect to which the Administrative Agent has received notice that any Lender is an Alternative Currency Participating Lender, and, in the case of the Alternative Currency Funding Fronting Lender, subject to the satisfaction of subsection (f) below, each Alternative Currency Funding Lender shall make the amount of its Alternative Currency Funding Pro Rata Share in such Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in any other Alternative Currency. In the case of a Singapore Borrowing Event with respect to which the Administrative Agent has not received notice that any Lender is a Singapore Borrowing Participating Lender, each Lender shall make the amount of its Committed Loan available to the Singapore Loan Agent in Same Day Funds for the applicable currency at the Administrative Agent’s Office not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, not later than 11:00 a.m. (Hong Kong time), in the case of any Committed Loan denominated in Singapore Dollars, and not later than the Applicable Time specified by the Singapore Loan Agent in the case of any Committed Loan in any other Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. In the case of a Singapore Borrowing Event with respect to which the Administrative Agent has received notice that any Lender is a Singapore Borrowing Participating Lender, and, in the case of the Singapore Borrowing Funding Fronting Lender, subject to the satisfaction of subsection (g) below, each Singapore Borrowing Funding Lender shall make the amount of its Singapore Borrowing Funding Pro Rata Share in such Committed Loan available to the Singapore Loan Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, not later than 11:00 a.m. (Hong Kong time), in the case of any Committed Loan denominated in Singapore Dollars, and not later than the Applicable Time specified by the Singapore Loan Agent in the case of any Committed Loan in any other Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. In any event, a Lender may cause an Affiliate to fund or make the amount of its Loan available in accordance with the foregoing provisions. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the applicable Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by such Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as

Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in the Base Rate (whether with regards to the Alternative Base Rate, the Traditional Base Rate, or whether the Alternative Base Rate or Traditional Base Rate is used to determine the Base Rate) and of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

(f)            Alternative Currency Funding and Participation.

(i)             Subject to all the terms and conditions set forth in this Agreement, including the provisions of Section 2.01, and without limitation of the provisions of Section 2.02, with respect to any Committed Loans (other than a Singapore Borrowing Event) denominated in an Alternative Currency with respect to which one or more Lenders has given notice to the Administrative Agent and the Company that it is an Alternative Currency Participating Lender, (A) each Lender agrees from time to time on any Business Day during the Availability Period to fund its Applicable Percentage of Committed Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Funding Lender; and (B) each Lender severally agrees to acquire an Alternative Currency Risk Participation in Committed Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Participating Lender.

(ii)            Each Committed Loan denominated in an Alternative Currency (other than a Singapore Borrowing Event) shall be funded upon the request of the Company in accordance with Section 2.02(b) and at the sole discretion of the Administrative Agent. Immediately upon the funding by the Alternative Currency Funding Fronting Lender of its respective Alternative Currency Funding Pro Rata Share of any Committed Loan denominated in an Alternative Currency with respect to which one or more Lenders is an Alternative Currency Participating Lender, each Alternative Currency Participating Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased from such Alternative Currency Funding Fronting Lender an Alternative Currency Risk Participation in such Loan in an amount such that, after such purchase, each Lender (including the Alternative Currency Funding Lenders, the Alternative Currency Funding Fronting Lender and the Alternative Currency Participating Lenders) will have an Alternative Currency Loan Credit Exposure with respect to such Committed Loan equal in amount to its Applicable Percentage of such Committed Loan.

(iii)          The Alternative Currency Funding Fronting Lender may, by written notice to the Administrative Agent, request each Alternative Currency Participating Lender to fund the Dollar Equivalent of its Alternative Currency Risk Participation purchased with respect to such Committed Loans to the Administrative Agent on the date specified in such notice (the “Alternative Currency Participation Payment Date”) in Dollars. Following receipt of such notice, the Administrative Agent shall promptly notify each Alternative Currency Participating Lender of the Dollar Equivalent amount of its Alternative Currency Risk Participation purchased with respect to each such Committed Loan (determined at the Spot Rate on the date of advance of such Committed Loan) and the applicable Alternative Currency Participation Payment Date. Any notice given by the Alternative Currency Funding Fronting Lender or the Administrative Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the absence of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iv)          On the applicable Alternative Currency Participation Payment Date, each Alternative Currency Participating Lender in the Committed Loans specified for funding pursuant to this Section 2.02(f) shall deliver the amount of such Alternative Currency Participating Lender’s Alternative Currency Risk Participation with respect to such specific Committed Loans in Dollars and in Same Day Funds to the Administrative Agent; provided, however, that no Alternative Currency Participating Lender shall be responsible for any default by any other Alternative Currency Participating Lender in such other Alternative Currency Participating Lender’s obligation to pay such amount. Upon receipt of any such amounts from the Alternative Currency Participating Lenders, the Administrative Agent shall distribute such Dollar amounts in Same Day Funds to the Alternative Currency Funding Fronting Lender.

(v)           In the event that any Alternative Currency Participating Lender fails to make available to the Administrative Agent the amount of its Alternative Currency Risk Participation as provided herein, the Administrative Agent shall be entitled to recover such amount on behalf of the Alternative Currency Funding Fronting Lender on demand from such Alternative Currency Participating Lender together with interest at the Overnight Rate for three Business Days and thereafter at a rate per annum equal to the Default Rate. A certificate of the Administrative Agent submitted to any Alternative Currency Participating Lender with respect to amounts owing hereunder shall be conclusive in the absence of demonstrable error.

(vi)          In the event that the Alternative Currency Funding Fronting Lender receives a payment in respect of any Committed Loan, whether directly from a Borrower or a Guarantor or otherwise, in which Alternative Currency Participating Lenders have fully funded in Dollars their purchase of Alternative Currency Risk Participations, the Alternative Currency Funding Fronting Lender shall promptly distribute to the Administrative Agent, for its distribution to each such Alternative Currency Participating Lender, the Dollar Equivalent of such Alternative Currency Participating Lender’s Applicable Percentage of such payment in Dollars and in Same Day Funds. If any payment received by the Alternative Currency Funding Fronting Lender with respect to any Committed Loan in an Alternative Currency made by it shall be required to be returned by the Alternative Currency Funding Fronting Lender after such time as the Alternative Currency Funding Fronting Lender has distributed such payment to the Administrative Agent pursuant to the immediately preceding sentence, each Alternative Currency Participating Lender that has received a portion of such payment shall pay to the Alternative Currency Funding Fronting Lender an

amount equal to its Applicable Percentage in Dollars of the amount to be returned; provided, however, that no Alternative Currency Participating Lender shall be responsible for any default by any other Alternative Currency Participating Lender in that other Alternative Currency Participating Lender’s obligation to pay such amount.

(vii)         Anything contained herein to the contrary notwithstanding, each Alternative Currency Participating Lender’s obligation to acquire and pay for its purchase of Alternative Currency Risk Participations as set forth in this subsection (f) shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Alternative Currency Participating Lender may have against the Alternative Currency Funding Fronting Lender, the Administrative Agent, any Guarantor, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of Default or a Default; (C) any adverse change in the condition (financial or otherwise) of any Guarantor, any Borrower or any of their Subsidiaries; (D) any breach of this Agreement or any other Loan Document by any Guarantor, any Borrower (other than Valmont Singapore) or any other Lender; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(viii)        In no event shall (A) the Alternative Currency Risk Participation of any Alternative Currency Participating Lender in any Committed Loans (other than a Singapore Borrowing Event) denominated in an Alternative Currency pursuant to this Section 2.02(f) be construed as a loan or other extension of credit by such Alternative Currency Participating Lender to any Borrower, any Lender or the Administrative Agent or (B) this Agreement be construed to require any Lender that is an Alternative Currency Participating Lender with respect to a specific Alternative Currency to make any Committed Loans (other than a Singapore Borrowing Event) in such Alternative Currency under this Agreement or under the other Loan Documents, subject to the obligation of each Alternative Currency Participating Lender to give notice to the Administrative Agent and the Company at any time such Lender acquires the ability to make Committed Loans in such Alternative Currency.

(g)           Singapore Borrowing Funding and Participation.

(i)            Subject to all the terms and conditions set forth in this Agreement, including the provisions of Section 2.01, and without limitation of the provisions of Section 2.02, with respect to a Singapore Borrowing Event to which one or more Lenders has given notice to the Administrative Agent and the Company that it is a Singapore Borrowing Participating Lender, (A) each Lender agrees from time to time on any Business Day during the Availability Period to fund its Applicable Percentage of Committed Loans denominated in Dollars or an Alternative Currency, as applicable, with respect to which it is a Singapore Borrowing Funding Lender; and (B) each Lender severally agrees to acquire a Singapore Borrowing Risk Participation in Committed Loans denominated in Dollars or an Alternative Currency, as applicable, with respect to which it is an Alternative Currency Participating Lender.

(ii)           Each Committed Loan pursuant to a Singapore Borrowing Event shall be funded upon the request of the Company in accordance with Section 2.02(b) and at the sole discretion of the Singapore Loan Agent. Immediately upon the funding by the Singapore Borrowing Funding Fronting Lender of its respective Singapore Borrowing Funding Pro Rata Share of any Committed

Loan denominated in Dollars or an Alternative Currency, as applicable, with respect to which one or more Lenders is a Singapore Borrowing Participating Lender, each Singapore Borrowing Participating Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased from such Singapore Borrowing Funding Fronting Lender a Singapore Borrowing Risk Participation in such Loan in an amount such that, after such purchase, each Lender (including the Singapore Borrowing Funding Lenders, the Singapore Borrowing Funding Fronting Lender and the Singapore Borrowing Participating Lenders) will have a Singapore Borrowing Loan Credit Exposure with respect to such Committed Loan equal in amount to its Applicable Percentage of such Committed Loan.

(iii)          The Singapore Borrowing Funding Fronting Lender may, by written notice to the Singapore Loan Agent request each Singapore Borrowing Participating Lender to fund the Dollar Equivalent of its Singapore Borrowing Risk Participation purchased with respect to such Committed Loans to the Singapore Loan Agent on the date specified in such notice (the “Singapore Borrowing Participation Payment Date”) in Dollars. Following receipt of such notice, the Singapore Loan Agent shall promptly notify each Singapore Borrowing Participating Lender of the Dollar Equivalent amount of its Singapore Borrowing Risk Participation purchased with respect to each such Committed Loan (determined, if applicable, at the Spot Rate on the date of advance of such Committed Loan) and the applicable Singapore Borrowing Participation Payment Date. Any notice given by the Singapore Borrowing Funding Fronting Lender or the Singapore Loan Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the absence of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iv)          On the applicable Singapore Borrowing Participation Payment Date, each Singapore Borrowing Participating Lender in the Committed Loans specified for funding pursuant to this Section 2.02(g) shall deliver the amount of such Singapore Borrowing Participating Lender’s Singapore Borrowing Risk Participation with respect to such specific Committed Loans in Dollars and in Same Day Funds to the Singapore Loan Agent; provided, however, that no Singapore Borrowing Participating Lender shall be responsible for any default by any other Singapore Borrowing Participating Lender in such other Singapore Borrowing Participating Lender’s obligation to pay such amount. Upon receipt of any such amounts from the Singapore Borrowing Participating Lenders, the Singapore Loan Agent shall distribute such Dollar amounts in Same Day Funds to the Singapore Borrowing Funding Fronting Lender.

(v)           In the event that any Singapore Borrowing Participating Lender fails to make available to the Singapore Loan Agent the amount of its Singapore Borrowing Risk Participation as provided herein, the Singapore Loan Agent shall be entitled to recover such amount on behalf of the Singapore Borrowing Funding Fronting Lender on demand from such Singapore Borrowing Participating Lender together with interest at the Overnight Rate for three Business Days and thereafter at a rate per annum equal to the Default Rate. A certificate of the Singapore Agent submitted to any Singapore Borrowing Participating Lender with respect to amounts owing hereunder shall be conclusive in the absence of demonstrable error.

(vi)          In the event that the Singapore Borrowing Funding Fronting Lender receives a payment in respect of any Singapore Borrowing Event, whether directly from a Borrower or a Guarantor or otherwise, in which Singapore Borrowing Participating Lenders have fully funded in

Dollars their purchase of Singapore Borrowing Risk Participations, the Singapore Borrowing Funding Fronting Lender shall promptly distribute to the Singapore Loan Agent, for its distribution to each such Singapore Borrowing Participating Lender, the Dollar Equivalent of such Singapore Borrowing Participating Lender’s Applicable Percentage of such payment in Dollars and in Same Day Funds. If any payment received by the Singapore Borrowing Funding Fronting Lender with respect to any Singapore Borrowing Event in Dollars or an Alternative Currency, as applicable, made by it shall be required to be returned by the Singapore Borrowing Funding Fronting Lender after such time as the Singapore Borrowing Funding Fronting Lender has distributed such payment to the Singapore Loan Agent pursuant to the immediately preceding sentence, each Singapore Borrowing Participating Lender that has received a portion of such payment shall pay to the Singapore Borrowing Funding Fronting Lender an amount equal to its Applicable Percentage in Dollars of the amount to be returned; provided, however, that no Singapore Borrowing Participating Lender shall be responsible for any default by any other Singapore Borrowing Participating Lender in that other Singapore Borrowing Participating Lender’s obligation to pay such amount.

(vii)         Anything contained herein to the contrary notwithstanding, each Singapore Borrowing Participating Lender’s obligation to acquire and pay for its purchase of Singapore Borrowing Risk Participations as set forth in this subsection (g) shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Singapore Borrowing Participating Lender may have against the Singapore Borrowing Funding Fronting Lender, the Singapore Loan Agent, any Guarantor, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of Default or a Default; (C) any adverse change in the condition (financial or otherwise) of any Guarantor, any Borrower or any of their Subsidiaries; (D) any breach of this Agreement or any other Loan Document by any Guarantor, any Borrower or any other Lender; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(viii)        In no event shall (A) the Singapore Borrowing Risk Participation of any Singapore Borrowing Participating Lender in any Singapore Borrowing Event pursuant to this Section 2.02(g) be construed as a loan or other extension of credit by such Singapore Borrowing Participating Lender to any Borrower, any Lender or the Singapore Loan Agent or (B) this Agreement be construed to require any Lender that is a Singapore Borrowing Participating Lender with respect to Dollars or any specific Alternative Currency to make any Committed Loans to any Borrower in Dollars or such Alternative Currency, as applicable, under this Agreement or under the other Loan Documents, subject to the obligation of each Singapore Borrowing Participating Lender to give notice to the Administrative Agent and the Company at any time such Lender acquires the ability to make Committed Loans in Dollars or such Alternative Currency.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the

Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars (subject to subsection 2.03(a)(iii)(D) below) for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender (less, with respect only to the Alternative Currency Funding Fronting Lender, the aggregate Alternative Currency Risk Participations in all Loans denominated in Alternative Currencies; and less, with respect only to the Singapore Borrowing Funding Fronting Lender, the aggregate Singapore Borrowing Risk Participations in all Loans pursuant to a Singapore Borrowing Event), plus, with respect only to the Alternative Currency Participating Lenders, the Outstanding Amount of such Lender’s Alternative Currency Risk Participations in Committed Loans denominated in Alternative Currencies and advanced by the Alternative Currency Funding Fronting Lender for such Lender, plus, with respect only to the Singapore Borrowing Participating Lenders, the Outstanding Amount of such Lender’s Singapore Borrowing Risk Participations in Committed Loans pursuant to a Singapore Borrowing Event and advanced by the Singapore Borrowing Funding Fronting Lender for such Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than (x) twenty four months after the date of issuance or last extension, in the case of standby Letters of Credit, or (y) twelve months after the date of issuance or last extension, in the case of commercial Letters of Credit, in each case unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or a Deteriorating Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately submitted through Bank of America Direct® or appropriately completed and signed by a Responsible Officer of the Company, as applicable. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of

Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer in Dollars through the Administrative Agent in an amount equal to the amount of such drawing. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly (but in any event no later than 12:00 p.m.) notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason constituting a Default by the Company or any other Loan Party, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral. (i) Upon the written request of the Administrative Agent or the Required Lenders, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)           In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii)          The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iv)          Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an

Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit times the Applicable Rate. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate equal to 0.125% of the amount of such Letter of Credit, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears and due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04        Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion, and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender (less, with respect only to the Alternative Currency Funding Fronting Lender, the aggregate Alternative Currency Risk Participations in all Loans denominated in Alternative Currencies; and less, with respect only to the Singapore Borrowing Funding Fronting Lender, the aggregate Singapore Borrowing Risk Participations in all Loans pursuant to a Singapore Borrowing Event), plus, with respect only to the Alternative Currency Participating Lenders, the Outstanding Amount of such Lender’s Alternative Currency Risk Participations in Loans denominated in Alternative Currencies and advanced by the Alternative Currency Funding Fronting Lender, plus, with respect only to the Singapore Borrowing Participating Lenders, the Outstanding Amount of such Lender’s Singapore Borrowing Risk Participations in Loans pursuant to a Singapore Borrowing Event and advanced by the Singapore Borrowing Funding Fronting Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the

Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless (x) the Swing Line Lender determines, in its sole discretion, not to make such Swing Line Loan or (y)the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan  to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty, subject to Section 3.05; provided that, if Valmont Singapore voluntarily prepays Committed Loans, such notice must also be given to the Singapore Loan Agent; provided, further, that (i) such notice must be received by the Administrative Agent or Administrative Agents, as applicable, not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment (including, (x) in the event such prepayment is of a Committed Loan denominated in an Alternative Currency, each Alternative Currency Funding Lender’s Alternative Currency Funding Pro Rata Share of such payment, and (y) in the event such prepayment is of a Committed Loan borrowed by Valmont Singapore, each Singapore Borrowing Funding Lender’s Singapore Borrowing Funding Pro Rata Share of such payment). If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(d)           If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06        Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit, the Designated Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07        Repayment of Loans. (a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b)           The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08        Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each

Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date and for any day at a fluctuating rate per annum equal to the higher of (A) the Traditional Base Rate plus the Applicable Rate and (B) the Alternative Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date and for any day at a fluctuating rate per annum equal to the higher of (A) the Traditional Base Rate plus the Applicable Rate and (B) the Alternative Base Rate plus the Applicable Rate.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon written demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(e)           Interest on any Committed Loan in an Alternative Currency advanced by the Alternative Currency Funding Fronting Lender shall be for the benefit of the Alternative Currency

Funding Fronting Lender, and not any Alternative Currency Participating Lender, until the applicable Alternative Currency Participating Lender has funded its participation therein to the Alternative Currency Funding Fronting Lender.

(f)            Interest on any Committed Loan under a Singapore Borrowing Event advanced by the Singapore Borrowing Funding Fronting Lender shall be for the benefit of the Singapore Borrowing Funding Fronting Lender, and not any Singapore Borrowing Participating Lender, until the applicable Singapore Borrowing Participating Lender has funded its participation therein to the Singapore Borrowing Funding Fronting Lender.

2.09        Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Alternative Currency Fronting Fee. The Company shall pay directly to the Alternative Currency Funding Fronting Lender, for its own account, in Dollars, a fronting fee with respect to the portion of each Committed Borrowing in an Alternative Currency advanced by such Alternative Currency Funding Fronting Lender for an Alternative Currency Participating Lender (but excluding the portion of such advance constituting the Alternative Currency Funding Fronting Lender’s Applicable Percentage of such Committed Borrowing as an Alternative Currency Funding Lender), equal to 0.125% times such portion of such Committed Borrowing, computed on the Dollar Equivalent of such Committed Borrowing, such fee to be payable on the date of such Committed Borrowing.

(c)           Singapore Borrowing Fronting Fee. The Company shall pay directly to the Singapore Borrowing Funding Fronting Lender, for its own account, in Dollars, a fronting fee with respect to the portion of each Committed Borrowing under a Singapore Borrowing Event advanced by such Singapore Borrowing Funding Fronting Lender for a Singapore Borrowing Participating Lender (but excluding the portion of such advance constituting the Singapore Borrowing Funding Fronting Lender’s Applicable Percentage of such Committed Borrowing as a Singapore Borrowing Funding Lender), equal to 0.125% times such portion of such Committed Borrowing, computed on the Dollar Equivalent of such Committed Borrowing, such fee to be payable on the date of such Committed Borrowing.

(d)           Other Fees. (i) The Company shall pay to BAS and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever except as provided for in the Fee Letter.

(ii)           The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under Debtor Relief Laws automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11        Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, (i) all payments by the Borrowers hereunder (other than Valmont Singapore) shall be made to the Administrative Agent and (ii) all payments by Valmont Singapore hereunder shall be made to the Singapore Loan Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, (i) all payments by the Borrowers hereunder (other than Valmont Singapore) with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent and (ii) all payments by Valmont Singapore with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Singapore Loan Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein including without limitation (x) the Alternative Currency Funding Fronting Lender’s Alternative Currency Funding Pro Rata Share of any payment made with respect to any Committed Loan as to which any Alternative Currency Participating Lender has not funded its Alternative Currency Risk Participation and (y) the Singapore Borrowing Funding Fronting Lender’s Singapore Borrowing Funding Pro Rata Share of any payment made with respect to any Singapore Borrowing Event as to which any Singapore Borrowing Participating Lender has not funded its Singapore Borrowing Risk Participation) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent. Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to such Administrative Agent such Lender’s share of such Committed Borrowing, the applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the applicable Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to such Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to such Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the applicable Administrative Agent for the same or an overlapping period, such Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the applicable Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to any Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent. Unless the applicable Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, such Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to such Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the Overnight Rate.

A notice of any Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the applicable Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by such Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, such Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans (including Committed Loans denominated in Alternative Currencies in the event they are Alternative Currency Funding Lenders and Committed Loans under Singapore Borrowing Events in the event they are Singapore Borrowing Funding Lenders), to fund Alternative Currency Risk Participations (if they are Alternative Currency Participating Lenders), to fund Singapore Borrowing Risk Participations (if they are Singapore Borrowing Participating Lenders), and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan (including Committed Loans denominated in an Alternative Currency in the event it is an Alternative Currency Funding Lender and Committed Loans under Singapore Borrowing Events in the event its is a Singapore Borrowing Funding Lender), to fund any Alternative Currency Risk Participations (if it is an Alternative Currency Participating Lender), to fund any Singapore Borrowing Risk Participations (if it is a Singapore Borrowing Participating Lenders), to fund any participation in Letters of Credit and Swing Line Loans or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan (including Committed Loans denominated in an Alternative Currency in the event it is an Alternative Currency Funding Lender and Committed Loans under Singapore Borrowing Events in the event its is a Singapore Borrowing Funding Lender), to purchase its Alternative Currency Risk Participations (if it is an Alternative Currency Participating Lender), to purchase its Singapore Borrowing Risk Participations (if it is a Singapore Borrowing Participating Lender), to purchase its participations in Letters of Credit and Swing Line Loans or to make its payment under Section 10.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, the Alternative Currency Risk Participations, the Singapore Borrowing Risk Participations, or the participations in L/C Obligations or in Swing Line Loans held by it (but not including (x) any amounts applied by the Alternative Currency Funding Fronting Lender to Committed Loans prior to the funding of risk participations therein or (y) any amounts applied by the Singapore Borrowing Funding Fronting Lender to Committed Loans prior to the funding of risk participations therein) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans, subparticipations in the L/C Obligations and Swing Line Loans and/or subparticipations in Alternative Currency Risk Participations or Singapore Borrowing Risk Participations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14        Designated Borrowers. (a) Effective as of the date hereof Valmont Holland and Valmont Singapore shall each be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement following receipt of all supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, each in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in reasonable discretion, and receipt of Notes signed by any Designated Borrower to the extent any Lenders so require.

(b)           The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received (i) in the case of any Applicant Borrower that is a Foreign Subsidiary, an executed Company Guaranty, and (ii) in the case of all Applicant Borrowers, such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, each in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in reasonable discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and each Lender agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c)           The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.

(d)           Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e)           The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15        Increase in Commitments.

(a)           Request for Increase. Provided there exists no Default and the Company has made no voluntary reduction of the Aggregate Commitments pursuant to Section 2.06, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(a)           Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(b)           Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld, conditioned or delayed), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c)           Closing Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Closing Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Closing Date.

(d)           Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate dated as of the Increase Closing Date (in sufficient copies for each Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.13 shall be deemed to refer to the most recent statements furnished pursuant to clauses (b) and (c), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Closing Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(b)           Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Indemnified or Other Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)          If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall make such deductions; and (iii) such Borrower shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iv)          Notwithstanding the foregoing, no Designated Borrower that is a Foreign Subsidiary is required to make an increased payment to the Administrative Agent, a Lender or an L/C Issuer under this Section 3.01(a) for a Tax Deduction in respect of a tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(A)          the payment could have been made to the Administrative Agent, Lender or L/C Issuer without a Tax Deduction if such Administrative Agent, Lender or L/C Issuer was a Qualifying Lender, but on that date such Administrative Agent, Lender or L/C Issuer, as applicable, is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became the Administrative Agent, a Lender or an L/C Issuer under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(B)           (i) the relevant Administrative Agent, Lender or L/C Issuer is a Qualifying Lender solely under subparagraph (b) of the definition of “Qualifying Lender”; (ii) the Board of the Inland Revenue has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the Administrative Agent, Lender or L/C Issuer became a party to this Agreement) which relates to that payment and that the Administrative Agent, Lender or L/C Issuer has received from such Designated Borrower that is a Foreign Subsidiary a certified copy of that Direction; and (iii) the payment could have been made to such Designated Borrower that is a Foreign Subsidiary without any Tax Deduction in the absence of that Direction;

(C)           the Administrative Agent, Lender or L/C Issuer, as applicable, is a Qualifying Lender solely under subparagraph (b) of the definition of “Qualifying Lender” and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to such Designated Borrower that is a Foreign Subsidiary; or

(D)          the Administrative Agent, Lender or L/C Issuer, as applicable, is a Treaty Lender and such Designated Borrower that is a Foreign Subsidiary making the payment is able to demonstrate to the Administrative Agent, such Lender or L/C Issuer, as applicable, with a certificate or other supporting evidence from the appropriate Governmental Authority, that the payment could have been made to the Administrative Agent, Lender or L/C Issuer, as applicable, without the Tax Deduction had the Administrative Agent, such Lender or L/C Issuer completed all procedural formalities necessary for such Designated Borrower that is a Foreign Subsidiary to obtain authorization to make that payment without a Tax Deduction.

(b)           Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.

(i)            Without limiting the provisions of subsection (a) or (b) above but without duplication of any payment pursuant to the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 20 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority provided, that if the applicable Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Lender or the L/C Issuer, as the case may be, will use reasonable efforts to cooperate with such Borrower to obtain a refund of such Taxes so long as such efforts would not, in the reasonable determination of the Lender or the L/C Issuer, as the case may be, result in any additional costs, expenses or risks or otherwise be monetarily disadvantageous to it. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 20 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Without limiting the provisions of this clause (i), no Borrower shall be required to make payments to the Administrative Agent, any Lender or the L/C Issuer pursuant to the foregoing provisions of this subsection with respect any Indemnified Taxes or Other Taxes so withheld or deducted more than nine months prior to the date such Borrower receives notice thereof from the Administrative Agent, any Lender or the L/C Issuer, as applicable.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payable in respect thereof within ten days after demand therefore, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for any Borrower or the Administrative Agent) incurred by or asserted against any Borrower or the Administrative Agent by any Governmental Authority as a direct result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a direct result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii)           Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           Each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                    executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                                executed originals of Internal Revenue Service Form W-8ECI,

(III)                            executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)                            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V)                                executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any deduction or withholding for taxes from amounts payable to such Lender.

(iv)          Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of

Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02        Illegality. If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market (each an “Affected Eurocurrency Loan”), then (a) such Lender shall promptly give written notice of such circumstances to the Company through the Administrative Agent, which notice shall (i) in the case of any such restriction or prohibition with respect to an Alternative Currency, include such Lender’s notification that it will thenceforth be an Alternative Currency Participating Lender or a Singapore Borrowing Participating Lender, as applicable, with respect to such Alternative Currency, and (ii) be withdrawn whenever such circumstances no longer exist, (b) the obligation of such Lender hereunder to make Affected Eurocurrency Loans, continue Affected Eurocurrency Loans as such and, in the case of Eurocurrency Loans in Dollars, to convert a Base Rate Loan to an Affected Eurocurrency Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurocurrency Loans, such Lender shall then have a commitment only to make a Base Rate Loan when an Affected Eurocurrency Loan is requested, (c) such Lender’s Loans then outstanding as Affected Eurocurrency Loans, denominated in Dollars, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, and (d) such Lender’s Loans then outstanding as Affected Eurocurrency Loans, if any, denominated in a Alternative Currency shall be immediately repaid by the Borrower on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law) together with accrued interest thereon. If any such conversion or prepayment of an Affected Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.05. Any Lender that is or becomes an Alternative Currency

Participating Lender or a Singapore Borrowing Participating Lender, as applicable, with respect to any Alternative Currency pursuant to this Section 3.02 or otherwise as provided in this Agreement shall promptly notify the Administrative Agent and the Company in the event that the impediment resulting in its being or becoming an Alternative Currency Participating Lender or a Singapore Borrowing Participating Lender is alleviated in a manner such that it can become an Alternative Currency Funding Lender with respect to such Alternative Currency.

3.03        Inability to Determine Rates. If (x) the Required Singapore Borrowing Funding Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof pursuant to a Singapore Borrowing Event or (y) the Required Alternative Currency Funding Lenders determine that for any reason in connection with any request for any other Eurocurrency Rate Loan or a conversion to or continuation thereof (other than a Singapore Borrowing Event), as applicable, that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, the obligation of the applicable Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Singapore Borrowing Funding Lenders or the Required Alternative Currency Funding Lenders, as applicable) revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii)          result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or the L/C Issuer reasonably determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and the manner of determining such amount and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error, which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 20 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

3.05        Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c)           any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded. Any demand for compensation shall set forth in reasonable detail the amount and method of determining the loss, cost or expenses claimed.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

3.07        Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii)           Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Company is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of McGrath North Mullin & Kratz, PC LLO, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in the form set forth in Exhibit H;

(vi)          a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)         a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)        evidence that prior to or concurrently with the Closing Date (A) all obligations and Indebtedness under or with respect to the Existing Five-Year Credit Agreement have been or are being paid in full, (B) all commitments, and any notes issued, in connection with the Existing Five-Year Credit Agreement have been or are being terminated and (C) all Liens securing obligations under the Existing Five-Year Credit Agreement, if any, have been or are being released;

(ix)           executed counterparts of (A) a Company Guaranty for each Foreign Obligor that is a Designated Borrower on the Closing Date and (B) a Subsidiary Guaranty; and

(x)            such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e)           In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty by each Loan Party that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and the Lenders that:

5.01        Subsidiaries; Capitalization. As of the Closing Date, (a) the Company has only the Subsidiaries set forth on Schedule 5.01, (b) the authorized and issued and outstanding Capital Stock of the Company is, as of the date set forth in the Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 29, 2007, as set forth therein, (c) the authorized and issued and outstanding Capital Stock of each Subsidiary is as set forth on Schedule 5.01 and (d) the percentage owned by the Company of the issued and outstanding Capital Stock of each Subsidiary is as set forth on Schedule 5.01. Except as set forth on Schedule 5.01, the shares of, or partnership or other interests in, each Subsidiary of the Company are owned beneficially and of record by the Company or another Subsidiary of the Company, are free and clear of all Liens (other than Permitted Liens) and are duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, except as set forth on Schedule 5.01, (x) neither the Company nor any of its Subsidiaries has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof, (y) there are no agreements, voting trusts or understandings binding upon the Company or any of its Subsidiaries with respect to the voting securities of the Company or any of its Subsidiaries or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing, and (z) all of the outstanding Capital Stock of each Subsidiary of the Company is owned by the Company or another Subsidiary of the Company.

5.02        Existence and Power. Each of the Company and its Subsidiaries is duly organized or formed and validly existing in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

5.03      Authority and Execution.  Each of the Company and each of its Subsidiaries has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its Organization Documents.  The Company and each of its Subsidiaries has duly executed and delivered the Loan Documents to which it is a party.

5.04      Binding Agreement.  The Loan Documents constitute the valid and legally binding obligations of each of the Company and its Subsidiaries, in each case to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

5.05      Litigation.  Except as set forth on Schedule 5.05, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Company or any of its Subsidiaries) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or maintained by the Company or any of its Subsidiaries or which may affect the Property of the Company or any of its Subsidiaries or any of their respective Properties or rights, which could reasonably be expected to have a Material Adverse Effect.

5.06      Required Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.07      Absence of Defaults; No Conflicting Agreements.

(a)          None of the Company or any of its Subsidiaries is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect.  The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Company or any of its Subsidiaries or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

(b)         None of the Company or any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect.

5.08      Compliance and Applicable Laws.  Each of the Company and its Subsidiaries is in compliance in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect.

5.09      Taxes.  Each of the Company and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested as required under Section 6.04) which would be material to the Company or any of its Subsidiaries, and no tax Liens have been filed with respect thereto.  The charges, accruals and reserves on the books of the Company and each of its Subsidiaries with respect to all taxes are, to the best knowledge of the Company, adequate for the payment of such taxes, and the Company knows of no unpaid assessment which is due and payable against the Company or any of its Subsidiaries or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested as required under Section 6.04, and for which adequate reserves have been set aside in accordance with GAAP.

5.10      Government Regulations.  Neither the Company, any of its Subsidiaries nor any Person Controlled by, Controlling, or under common Control with, the Company or any of its Subsidiaries, is subject to regulation under Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness, including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.11      Federal Reserve Regulations; Use of Loan Proceeds.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  After giving effect to the making of each Loan and each Letter of Credit, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Company and its Subsidiaries.

5.12      Plans.  Each Employee Benefit Plan is in compliance with ERISA and the Code, where applicable, in all material respects.  As of the Closing Date, (a) the amount of all Unfunded Pension Liabilities under the Pension Plans, excluding any plan which is a Multiemployer Plan, does not exceed $50,000, and (b) the amount of the aggregate Unrecognized Retiree Welfare Liability under all applicable Employee Benefit Plans does not exceed $50,000.  The Company and each of its Subsidiaries and ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan.  As of the Closing Date, the Company and its Subsidiaries and ERISA Affiliates have no liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of purchaser default) and the aggregate potential annual withdrawal liability payments, as determined in accordance with Title IV of ERISA, of the Company and its Subsidiaries and ERISA Affiliates with respect to all Pension Plans which are Multiemployer Plans is approximately $50,000.  The Company and its Subsidiaries and ERISA Affiliates have, as of the Closing Date, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement with respect thereto.  No material liability to the PBGC has been, or is expected by the Company, any of its Subsidiaries or any ERISA Affiliate to be, incurred by the Company, any such Subsidiary or any ERISA Affiliate.  Liability, as referred to in this Section includes any joint and several liability.  Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in material compliance with the continuation of health care coverage requirements of Section 4980B of the Code.

5.13      Financial Statements.  The Company has heretofore delivered to the Administrative Agent and the Lenders copies of its Form 10K for the fiscal year ending December 29, 2007,

containing the audited Consolidated Balance Sheets of the Company and its Subsidiaries as of December 29, 2007, and the related Consolidated Statements of Operations, Stockholder’s Equity and Cash Flows for such fiscal year (with the applicable related notes and schedules, the “Financial Statements”).  The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP.  Except as reflected in the Financial Statements or in the footnotes thereto, neither the Company nor any of its Subsidiaries has any obligation or liability of any kind (whether fixed, accrued, a Contingent Obligation, unmatured or otherwise) which, in accordance with GAAP, should have been shown in the Financial Statements and was not.  Since December 29, 2007, there has been no Material Adverse Effect.

5.14      Property.  Each of the Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its real Property, and is the owner of, or has a valid lease of, all personal property, in each case which is material to the Company and its Subsidiaries, taken as a whole, subject to no Liens, except such Permitted Liens.  All leases of Property to the Company or any of its Subsidiaries are in full force and effect, the Company or such Subsidiary, as the case may be, enjoys quiet and undisturbed possession under all leases of real property and neither the Company nor any of its Subsidiaries is in default beyond any applicable grace period of any provision thereof, the effect of which could reasonably be expected to have a Material Adverse Effect.

5.15      Authorizations.  Each of the Company and each of its Subsidiaries possesses or has the right to use all franchises, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits or, to the best knowledge of the Company, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

5.16      Environmental Matters.  Neither the Company nor any of its Subsidiaries (a) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, arising in connection with (i) any non compliance with or violation of the requirements of any applicable federal, state, local or foreign environmental health or safety statute or regulation, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (b) to the best knowledge of the Company, has any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (c) has received notice of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Company or any of its Subsidiaries is or would be liable, which liability would reasonably be expected to have a Material Adverse Effect, or (d) has received notice that the Company or any of its Subsidiaries is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42

U.S.C. Section 9601 et seq., or any analogous state law, which liability would reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries is in compliance with the financial responsibility requirements of federal, state, local and foreign environmental laws to the extent applicable, including those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, except in those cases in which the failure so to comply would not reasonably be expected to have a Material Adverse Effect.

5.17      Absence of Certain Restrictions.  No indenture, certificate of designation for preferred stock, agreement or instrument to which the Company or any of its Subsidiaries is a party (other than, or in connection with, this Agreement and the Subordinated Notes in effect on the Closing Date), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary of the Company to make Restricted Payments or repay any Indebtedness to the Company or to another Subsidiary of the Company.

5.18      No Misrepresentation.  No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Company or any of its Subsidiaries in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro forma financial information contained therein are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

5.19      Taxpayer Identification Number; Other Identifying Information.  The true and correct U.S. taxpayer identification number of the Company and each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 10.02.  The true and correct unique identification number of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.19 .

5.20      Representations as to Foreign Obligors.  Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)           Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)          The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)          The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained, (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable) or (iii) in the case of Valmont Holland, notification requirements to the Dutch Central Bank with respect to payments made to and by Persons inside The Netherlands from and to Persons outside The Netherlands pursuant to the 1994 Act on Financial Foreign Relations (Wet financiële betrekkingen buitenland 1994) and the General Reporting Obligations 2003 (Rapportagevoorschriften betalingsbalansrapportages 2003).

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall:

6.01      Financial Statements and Information.  Maintain, and cause each of its Subsidiaries to maintain, a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Lender:

(a)           Compliance Certificate.  Within 45 days after the end of each of the first three fiscal quarters (90 days after the end of the last fiscal quarter), a Compliance Certificate, certified by a Responsible Officer of the Company.

(b)          Form 10K.  As soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or, if earlier, five days after the date required to be filed with the SEC), commencing with the fiscal year of the Company ending December 27, 2008, a copy of the annual audited financial statements of the Company and its Subsidiaries, prepared on a Consolidated basis in accordance with GAAP, as filed with the SEC.  Such financial statements shall be certified without qualification by the Accountants, which certification shall (i) state that the audit by such Accountants was conducted in accordance with generally accepted auditing standards, (ii) state that such audit includes examining, on a test basis, evidence supporting the amounts and disclosures in such financial statements, and (iii) include the opinion of such Accountants that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and their cash flows for such fiscal year in conformity with GAAP, except as otherwise specified in such opinion.

(c)           Form 10Q.  As soon as available, but in any event within 45 days after the end of each fiscal quarter (except the last fiscal quarter) of each fiscal year of the Company (or, if earlier, five days after the date required to be filed with the SEC), commencing with the fiscal quarter of the Company ending September 27, 2008, copies of the unaudited financial statements of the Company and its Subsidiaries, prepared on a Consolidated basis in accordance with GAAP, as filed with the SEC.

(d)          Other Information. Such other information as the Administrative Agent or any Lender may reasonably request from time to time.

6.02      Certificates; Other Information.  Furnish to the Administrative Agent and each Lender:

(a)           Prompt written notice if there shall occur a Default;

(b)          Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming the Company or any of its Subsidiaries a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document, (ii) any lapse or other termination of any material license, permit, franchise or other authorization issued to the Company or any of its Subsidiaries by any Person or Governmental Authority, and (iii) any refusal by any Person or Governmental Authority to renew or extend any such material license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect;

(c)           Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)          Prompt written notice in the event that the Company, any of its Subsidiaries or any ERISA Affiliate knows, or has reason to know, that (i) any Termination Event with respect to a Pension Plan has occurred or will occur, (ii) any  condition exists with respect to a Pension Plan which presents a material risk of termination of the Pension Plan, imposition of an excise tax, requirement to provide security to the Pension Plan or other liability on the Company, any of its Subsidiaries or any ERISA Affiliate, (iii) the Company, any of its Subsidiaries or any ERISA Affiliate has applied for a waiver of the minimum funding standard under Section 412 of the Code with respect to a Pension Plan, (iv) the aggregate amount of the Unfunded Pension Liabilities under all Pension Plans is in excess of $50,000, (v) the aggregate amount of Unrecognized Retiree Welfare Liability under all applicable Employee Benefit Plans is in excess of $50,000, (vi) the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in a Prohibited Transaction with respect to an Employee Benefit Plan, (vii) the imposition of any tax under Section 4980B(a) of the Code or (viii) the assessment of a civil penalty under Section 502(c) of ERISA, together with a certificate of a Responsible Officer of the Company setting forth the details of such event and the action which the Company, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto, together with a copy of all notices and filings with respect thereto;

(e)           Prompt written notice in the event that Company, any of its Subsidiaries or any ERISA Affiliate shall receive a demand letter from the PBGC notifying the Company, such Subsidiary or such ERISA Affiliate of any final decision finding liability and the date by which such liability must be paid, together with a copy of such letter and a certificate of a Responsible Officer of the Company setting forth the action which the Company, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto;

(f)           Promptly upon the same becoming available, and in any event by the date such amendment is adopted, a copy of any Pension Plan amendment that the Company, any of its Subsidiaries or any ERISA Affiliate proposes to adopt which would require the posting of security under Section 401(a)(29) of the Code, together with a certificate of a Responsible Officer of the Company setting forth the reasons for the adoption of such amendment and the action which the Company, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto;

(g)          As soon as possible and in any event by the tenth day after any required installment or other payment under Section 412 of the Code owed to a Pension Plan shall have become due and owing and remain unpaid a copy of the notice of failure to make required contributions provided to the PBGC by the Company, any of its Subsidiaries or any ERISA Affiliate under Section 412(n) of the Code, together with a certificate of a Financial Officer setting forth the action which the Company, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto; and

(h)          Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

Each notice pursuant to this Section 6.02 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Documents required to be delivered pursuant to Section 6.01(b) or (c) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(a) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

6.03      Legal Existence.  Except as may be otherwise permitted by Sections 7.03, 7.04 and 7.05, maintain, and cause each of its Subsidiaries to maintain, its corporate, partnership or analogous existence, as the case may be, in good standing in the jurisdiction of its formation and in each other jurisdiction in which the failure to do so could reasonably be expected to have a Material Adverse Effect, except that any Subsidiary of the Company (other than a Designated Borrower or a Subsidiary Guarantor) may fail to maintain its corporate, partnership or analogous existence, as the case may be, in good standing in any jurisdiction at any time, provided that such failure could not reasonably be expected to have a Material Adverse Effect.

6.04      Taxes.  Pay and discharge when due, and cause each of its Subsidiaries to do so, all Taxes upon or with respect to the Company or such Subsidiary and all Taxes upon the income, profits and Property of the Company and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on Property of the Company or such Subsidiary (other than a Permitted Lien), unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary and provided that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

6.05      Insurance.  Maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

6.06      Performance of Obligations.  Pay and discharge when due, and cause each of its Subsidiaries to do so, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might (a) have a Material Adverse Effect or (b) become a Lien upon Property of the Company or any of its Subsidiaries other than a Permitted Lien, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted and provided that the Company shall give the Administrative Agent prompt notice of any such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

6.07      Condition of Property.  At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of its Subsidiaries to do so, all Property necessary to the operation of the Company’s or such Subsidiary’s business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.08      Observance of Legal Requirements.  Observe and comply in all respects, and cause each of its Subsidiaries to do so, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it, provided that the Company shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

6.09      Inspection of Property; Books and Records; Discussions.  At all reasonable times, upon reasonable prior notice (which notice shall set forth the purpose for such inspection; provided that the failure to give the purpose shall not affect any rights pursuant to this Section 6.09), permit representatives of the Administrative Agent and each Lender to visit the offices of the Company and each of its Subsidiaries, to examine the books and records thereof and Accountants’ reports relating thereto, and to make copies or extracts therefrom, to discuss the affairs of the Company and each such Subsidiary with the respective officers thereof, and to examine and inspect the Property of the Company and each such Subsidiary.

6.10      Authorizations.  Maintain, and cause each of its Subsidiaries to maintain, in full force and effect, all material licenses, franchises, permits, licenses, authorizations and other rights as are necessary for the conduct of its business.

6.11      Financial Covenants.

(a)           Interest Coverage Ratio.  Maintain at all times an Interest Coverage Ratio of not less than 2.50 to 1.00.

(b)           Leverage Ratio.  Maintain at all times a Leverage Ratio of not more than 3.75 to 1.00.

(c)           Senior Debt Ratio.  Maintain at all times a Senior Debt Ratio of not more than 2.50 to 1.00.

6.12      Subsidiaries.

(a)           Except as may otherwise be permitted by Sections 6.03, 7.03, 7.04 and 7.05, at all times cause each Designated Borrower to be a Qualified Subsidiary and each Subsidiary Guarantor to be a direct or indirect wholly owned Subsidiary of the Company.

(b)          As soon as practicable but in any event within 30 Business Days a Person shall have become a Material Subsidiary (including, without limitation, by merger), cause such Material Subsidiary to deliver to the Administrative Agent a Subsidiary Guaranty Joinder Agreement duly executed by such Material Subsidiary on and as of such date and, in the event that such date shall occur after the initial Borrowing hereunder, to deliver to the Administrative Agent, simultaneously with the execution and delivery of the same, (i) a certificate, dated the date such Material Subsidiary shall have become a party to the Subsidiary Guaranty, executed by such Material Subsidiary and substantially in the form of, and with substantially the same attachments as, the certificate which would have been required under Section 4.01(a)(iii) if such Material Subsidiary had become a party to the Subsidiary Guaranty on or before the first Borrowing hereunder, and (ii) if requested by the Administrative Agent, an opinion of counsel to such Material Subsidiary, covering the same matters with respect to such Material Subsidiary as were covered by the opinions delivered pursuant to Section 4.01(a)(v), in form and substance reasonably satisfactory to the Administrative Agent.

6.13        Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.14        Use of Proceeds. Use the proceeds of the Credit Extensions (a) to refinance Indebtedness outstanding under the Existing Five-Year Credit Agreement and (b) for general corporate purposes not in contravention of any Law or of any Loan Document.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, directly or indirectly:

7.01        Indebtedness. Create, incur, assume or suffer to exist any liability for Indebtedness, or permit any of its Subsidiaries to do so, except:

(a)           Indebtedness due under the Loan Documents;

(b)           Indebtedness existing on the Closing Date as set forth on Schedule 7.01 and refinancings thereof;

(c)           Unrestricted Intercompany Indebtedness;

(d)           Other Intercompany Indebtedness; provided that, immediately after the incurrence of each such Other Intercompany Indebtedness, the Other Intercompany Basket Amount shall not exceed an amount equal to 20% of Consolidated Tangible Net Worth;

(e)           Indebtedness in an aggregate principal amount not in excess of 5% of Consolidated Tangible Net Worth at any one time outstanding (i) in respect of Capital Leases; (ii) secured by Liens on Property (including, in the event such Property constitutes capital stock of a newly acquired Subsidiary of the Company, Liens on the Property of such Subsidiary) acquired by the Company or any of its Subsidiaries after the Closing Date; provided that such Liens are in existence on the date of such acquisition and were not placed on such Property in contemplation of such acquisition; and (iii) other purchase money Indebtedness, provided that, in each case under this Section 7.01(e), the Lien securing such Indebtedness is permitted by Section 7.02;

(f)            other unsecured Indebtedness; provided, that (i) immediately before and after giving effect to the incurrence thereof, no Default shall or would exist and (ii) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Company will be in pro forma compliance with the covenants hereunder (giving effect to such other unsecured Indebtedness), including, without limitation, the financial covenants set forth in Section 6.11;

(g)           Receivables Indebtedness related to a Permitted Securitization;

(h)           the Attributed Principal Amount in connection with any Permitted Securitization;

(i)            other secured Indebtedness, provided, that (i) immediately before and after giving effect to the incurrence thereof, no Default shall or would exist, and (ii) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $15,000,000 at any time;

(j)            Indebtedness incurred by the Company pursuant to the Subordinated Notes and by the Subsidiaries of the Company pursuant to guarantees of the Subordinated Notes; and

(k)           Indebtedness of the Company pursuant to Swap Contracts entered into by the Company in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes and Indebtedness incurred by the Subsidiaries of the Company pursuant to guarantees of such Swap Contracts.

7.02        Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do so, except:

(a)           Liens for Taxes in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 6.04; provided that enforcement of such Liens is stayed pending such contest;

(b)           Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA);

(c)           deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(d)           zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting real Property which do not materially and adversely affect the value of such real Property or materially impair its use for the operation of the business of the Company or such Subsidiary;

(e)           Liens arising by operation of law such as mechanics’, materialmen’s, carriers’, warehousemen’s liens incurred in the ordinary course of business which are being contested in accordance with Section 6.06;

(f)            Liens arising out of judgments or decrees which are being contested in accordance with Section 6.06; provided that enforcement of such Liens is stayed pending such contest;

(g)           statutory Liens in favor of lessors arising in connection with the Property leased to the Company or any of its Subsidiaries;

(h)           Liens under capital leases and Liens on Property (including, in the event such Property constitutes capital stock of a newly acquired Subsidiary of the Company, Liens on the

Property of such Subsidiary) acquired after the Closing Date and either existing on such Property when acquired, or created contemporaneously with such acquisition, to secure the payment or financing of the purchase price thereof; provided that such Liens attach only to the Property so purchased or acquired; and provided further that the Indebtedness secured by such Liens is permitted by Section 7.01(e);

(i)            [Intentionally Left Blank];

(j)            Liens on Property of the Company and its Subsidiaries existing on the Closing Date as set forth on Schedule 7.02, as renewed from time to time, but not any increases in the amounts secured thereby or extensions thereof to additional Property;

(k)           Liens securing Indebtedness permitted by Section 7.01(g);

(l)            Liens securing Indebtedness permitted by Section 7.01(i); and

(m)          Liens on property owned by any Foreign Subsidiary not otherwise permitted by this Section 7.02 so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed the Dollar Equivalent of $1,000,000 at any one time.

7.03        Mergers and Consolidations. Consolidate or merge into or with any Person, or enter into any binding agreement to do so which is not contingent on obtaining the consent of the requisite Lenders, or permit any of its Subsidiaries to do so, except:

(a)           provided that, immediately before and after giving effect thereto, no Default shall exist, (i) the Company may consolidate or merge with any direct or indirect wholly owned Subsidiary thereof, provided that the Company shall be the survivor and shall have assumed in a manner in all respects reasonably satisfactory to the Administrative Agent all of such Subsidiary’s obligations and liabilities under the Loans Documents to which such Subsidiary was party immediately prior to such merger, in each case whether fixed, contingent, then existing or thereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Section 8.01(g) or (h); (ii) any Designated Borrower may consolidate or merge with any direct or indirect wholly owned Subsidiary of the Company (other than a Designated Borrower); provided that such Designated Borrower shall be the survivor; and (iii) any Designated Borrower may consolidate or merge with any other Designated Borrower which shall be organized under the laws of, and have its principal office in, the same national jurisdiction as such Designated Borrower; provided that the survivor shall have assumed in a manner in all respects reasonably satisfactory to the Administrative Agent all of the other entity’s obligations and liabilities under the Loans Documents, in each case whether fixed, contingent, then existing or thereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Section 8.01(g) or (h); and

(b)           other consolidations and mergers permitted by Sections 7.04(c), 7.04 (d), 7.04 (e), 7.05(c), 7.05 (d) and 7.05 (e).

7.04        Acquisitions. Make any Acquisition or enter into any binding agreement to do so which is not contingent on obtaining the consent of the requisite Lenders, or permit any of its Subsidiaries to do so, except:

(a)           Acquisitions of Investments permitted by Section 7.06;

(b)           [Intentionally Left Blank];

(c)           Unrestricted Intercompany Acquisitions; provided that, in the event that any such Unrestricted Intercompany Acquisition shall be effected by or through a consolidation or merger involving the Company or any Designated Borrower, then such consolidation or merger shall be otherwise permitted by Section 7.03(a);

(d)           Other Intercompany Acquisitions; provided that (i) each such Other Intercompany Acquisition shall be otherwise permitted by Section 7.10; (ii) in the event that any such Other Intercompany Acquisition shall be effected by or through a consolidation or merger involving the Company or any Designated Borrower, then, in the case of the Company, the Company shall be the survivor, and, in the case of such Designated Borrower, such Designated Borrower shall be the survivor unless otherwise permitted by Section 7.03(a); and (iii) to the extent that the aggregate consideration paid in connection with any such Other Intercompany Acquisition shall be comprised of one or more Investments, each such Investment shall be otherwise permitted by Section 7.06(g) or 7.06(h);

(e)           other Acquisitions by the Company or any of its Subsidiaries; provided that (i) in the event that any Operating Entity shall be acquired in connection with any such Acquisition, then such Operating Entity shall be in, or otherwise constitute, a line of business which is related or complementary to the line of business of the Company and its Subsidiaries; (ii) in the event that any such Acquisition shall be effected by or through a consolidation or merger involving the Company or any Designated Borrower, then, in the case of the Company, the Company shall be the survivor, and, in the case of such Designated Borrower, such Designated Borrower shall be the survivor unless otherwise permitted by Section 7.03(a); and (iii) immediately before and after giving effect to each such Acquisition, no Default shall or would exist, and all of the representations and warranties contained in Article V shall be true and correct as if then made; and

(f)            Acquisitions of Securitization Receivables by an Eligible Special Purpose Entity in a Permitted Securitization.

7.05        Dispositions. Make any Disposition, or permit any of its Subsidiaries to do so, except:

(a)           Dispositions of any Investments permitted under Sections 7.06(a) and 7.06(c);

(b)           Dispositions of Property which, in the reasonable opinion of the Company or such Subsidiary, as the case may be, is obsolete or no longer useful in the conduct of it business;

(c)           Unrestricted Intercompany Dispositions; provided that, in the event that any such Unrestricted Intercompany Disposition shall be effected by or through a consolidation or merger involving the Company or any Designated Borrower, then, in the case of the Company, the Company shall be the survivor, and, in the case of such Designated Borrower, such Designated Borrower shall be the survivor unless otherwise permitted by Section 7.03(a);

(d)           Other Intercompany Dispositions; provided that (i) each such Other Intercompany Disposition shall be otherwise permitted by Section 7.10; (ii) in the event that any such Other Intercompany Disposition shall be effected by or through a consolidation or merger involving the Company or any Designated Borrower, then, in the case of the Company, the Company shall be the survivor, and, in the case of such Designated Borrower, such Designated Borrower shall be the survivor unless otherwise permitted by Section 7.03(a); and (iii) to the extent that the aggregate consideration paid in connection with any such Other Intercompany Disposition shall be comprised of one or more Investments, each such Investment shall be otherwise permitted by Section 7.06(g) or 7.06(h);

(e)           other Dispositions; provided that, (i) in the event any such Disposition shall be effected by or through a consolidation or merger involving the Company or any Designated Borrower, then, in the case of the Company, the Company shall be the survivor, and, in the case of such Designated Borrower, such Designated Borrower shall be the survivor unless otherwise permitted by Section 7.03(a); (ii) immediately before and after giving effect to each such Disposition, no Default shall or would exist, and all of the representations and warranties contained in Section 4 shall be true and correct as if then made; and (iii) immediately after giving effect to each such Disposition, the aggregate fair market value of the Property sold, assigned, transferred or otherwise disposed of in connection with such Disposition, when aggregated with the aggregate fair market value of all Property sold, assigned, transferred or otherwise disposed of in connection with all other Dispositions made on and after the date hereof under this Section 7.05(e), shall not exceed an amount equal to 10% of Consolidated Tangible Net Worth; and

(f)            Dispositions of Securitization Receivables to an Eligible Special Purpose Entity in a Permitted Securitization.

7.06        Investments. At any time, purchase or otherwise acquire, hold or invest in the Capital Stock of, or any other interest in, any Person, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, whether by way of capital contribution, time deposit or otherwise, in or with any Person (all of which are sometimes referred to herein as “Investments”), or permit any of its Subsidiaries to do so, except:

(a)           Investments in Cash Equivalents;

(b)           Investments existing on the Closing Date as set forth on Schedule 7.06;

(c)           normal business banking accounts and short-term certificates of deposit and time deposits in, or issued by, federally insured institutions in amounts not exceeding the limits of such insurance;

(d)           Acquisitions permitted by Section 7.03 and 7.04;

(e)           Investments in any seller debt incurred in connection with Dispositions permitted by Section 7.05;

(f)            Unrestricted Intercompany Investments;

(g)           Other Intercompany Investments made on or after the date hereof (other than Investments permitted by Section 7.06(b)); provided that, immediately after giving effect to each such Other Intercompany Investment, the Other Intercompany Basket Amount shall not exceed an amount equal to 20% of Consolidated Tangible Net Worth;

(h)           other Investments made on or after the date hereof (other than Investments permitted by Section 7.06(b)); provided that, (i) immediately before and after giving effect to each such other Investment, no Default shall or would exist, and all of the representations and warranties contained in Article V shall be true and correct as if then made, and (ii) the aggregate consideration paid for all such other Investments shall not exceed $10,000,000;

(i)            Investments in connection with a Permitted Securitization;

(j)            Investments in Swap Contracts entered into by the Company in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes; and

(k)           Restricted Payments permitted by Section 7.07.

7.07        Restricted Payments. Declare or make, directly or indirectly, (a) any regular, quarterly cash dividend, consistent with past practices and which may be increased from time to time, due to additional shares of Capital Stock and reasonable increases in the amount of such dividend, consistent with past practices (for purposes hereof, a “Regular Dividend”), or incur any obligation (contingent or otherwise) to do so, unless, immediately before and after giving effect to each such Regular Dividend, no Default shall or would exist under the financial covenants set forth in Section 6.11, or (b) any other Restricted Payment (excluding the Regular Dividend), or incur any obligation (contingent or otherwise) to do so, unless, immediately before and after giving effect to each such Restricted Payment, no Event of Default shall or would exist.

7.08        Business Changes. Except as may be otherwise permitted by Section 7.03 or 7.04, materially change the nature of the business of the Company and its Subsidiaries as conducted on the Closing Date.

7.09        Amendments, Etc. Enter into or agree to, or permit any of its Subsidiaries to do so, any amendment, supplement, other modification or waiver of any term or condition of its Organization Documents, unless, in each such case, such amendment, supplement, other modification or waiver would not adversely affect the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender.

7.10        Transaction with Affiliates. Become, or permit any of its Subsidiaries to become, a party to any transaction with any Affiliate thereof unless the terms and conditions relating thereto are as favorable to the Company or such Subsidiary, as the case may be, as those which would be obtainable at the time in a comparable arms length transaction with a Person other than an Affiliate thereof. Nothing herein shall be construed to prohibit a Permitted Securitization.

7.11        Limitation on Upstream Payments by Subsidiaries. Permit or cause any of its Subsidiaries to enter into or agree, or otherwise be or become subject, to any agreement, contract or other arrangement (other than, or in connection with, this Agreement and the Subordinated Notes in effect as of the date hereof) with any Person pursuant to the terms of which such Subsidiary is or would be prohibited from declaring or making, or restricted in its ability to declare or make, any Restricted Payment or any loan or advance to the Company or any other Subsidiary thereof or prohibited from repaying, or restricted in its ability to repay, any loan or advance from the Company or any other Subsidiary thereof. Nothing herein shall be construed to prohibit such limitations on an Eligible Special Purpose Entity in connection with a Permitted Securitization.

7.12        Prepayments of Indebtedness. Prepay or obligate itself to prepay, in whole or in part, any long-term Indebtedness (other than, or in connection with, Indebtedness under the Loan Documents), or permit any of its Subsidiaries to do so, except that the Company or any of its Subsidiaries may refinance any long-term Indebtedness with any other long-term Indebtedness; provided that the terms and conditions thereof shall, in the reasonable determination of the Administrative Agent, be no less favorable to the Company or such Subsidiary, as the case may be, as the long-term Indebtedness so being refinanced.

7.13        Limitation on Negative Pledges. Enter into, or permit any of its Subsidiaries to enter into, any agreement which prohibits or limits the ability of the Company or such Subsidiary to create, incur, assume or suffer to exist any Lien in favor of the Administrative Agent, the Lenders, the Swing Line Lender and/or the L/C Issuer upon any of its Property, whether now owned or hereafter acquired, other than (a) this Agreement or (b) any agreement in respect of Indebtedness permitted by Section 7.01(e); provided that any prohibition or limitation set forth in any agreement referred to in clause (b) of this Section 7.13 shall be effective only with respect to the assets financed pursuant to such agreement. Nothing herein shall be construed to prohibit such limitations on an Eligible Special Purpose Entity in connection with a Permitted Securitization.

7.14        Limitation on Synthetic Leases. Create, incur, assume or suffer to exist any Synthetic Lease, or permit any of its Subsidiaries to do so.

7.15        Limitation on Securitization Transactions. Enter into any Securitization Transaction or any amendment thereto which has the effect of increasing the Maximum Purchase Amount thereunder, or permit any of its Subsidiaries to do so, except Securitization Transactions in which the Company or a Subsidiary of the Company is the Receivables Seller and with respect to which the Maximum Purchase Amount, as of its most recent Test Date (the “Relevant Test Date”) when added to the aggregate Maximum Purchase Amount of all other ongoing Securitization Transactions entered into in accordance with this Section 7.15 (each valued as of its most recent Test Date), shall not exceed 10% of Consolidated Total Assets as of the last day of the fiscal quarter of the Company ended on or most recently prior to the Relevant Test Date, computed, in the case of a Relevant Test Date which occurs on the last day of a fiscal quarter, prior to giving effect to such new Securitization Transaction or such amendment.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)           Non-Payment. (i) The failure of any Borrower to make any payment of principal with respect to any Loan when due and payable, or the failure of the Company to make any payment with respect to any L/C Obligation when due and payable; or (ii) the failure of any Loan Party to make any payment of interest, fees, expenses or other amounts payable under any Loan Document or otherwise to the Administrative Agent with respect to the loan facilities established hereunder within three Business Days of the date when due and payable; or

(b)           Specific Covenants. (i) The failure of any Loan Party to observe or perform any covenant or agreement contained in Sections 6.03, 6.11, 6.12, or Article VII (other than Sections 7.01, 7.02, 7.06 and 7.13); or (ii) the failure of any Loan Party to observe or perform any term, covenant or agreement contained in Section 7.01, 7.02, 7.06 or 7.13 and such failure shall have continued unremedied for a period of ten days after such Loan Party shall have become aware thereof; or

(c)           Other Defaults. The failure of any Loan Party to observe or perform any other term, covenant, or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after such Loan Party shall have become aware thereof; or

(d)           Representations and Warranties. Any representation or warranty made or deemed made by any Loan Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made; or

(e)           Cross-Default. (i)  Liabilities and/or other obligations of the Company (other than its obligations hereunder) or any of its Subsidiaries, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) in an aggregate amount in excess of $2,500,000 (A) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (B) shall not be paid when due or within any grace period for the payment thereof, or any holder of any such liability or other obligation shall have the right to declare such liability or other obligation due and payable prior to the expressed maturity thereof and the applicable defaults or events of default giving rise to such right shall then be continuing; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $2,500,000; or

(f)            Insolvency Proceedings, Etc. Any Loan Party shall (i) make an assignment for the benefit of creditors, (ii) generally not be paying its debts as such debts become due, (iii) admit in writing its inability to pay its debts as they become due, (iv) file a voluntary petition in bankruptcy, (v) become insolvent (however such insolvency shall be evidenced), (vi) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (vii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (viii) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (ix) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (x) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xi) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of such Loan Party (except as may be otherwise expressly permitted herein); or

(g)           Inability to Pay Debts; Attachment. An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging any Loan Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Loan Party under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Loan Party or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of any Loan Party, and, in each case, such other decree or order continues unstayed and in effect for a period of 45 days; or

(h)           Judgments. Judgments or decrees against the Company or any of its Subsidiaries aggregating in excess of $2,500,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

(i)            Change of Control. The occurrence of a Change of Control; or

(j)            Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder, or any Event of Default shall have occurred under, and as such term is defined in, any Loan Document; or

(k)           ERISA. (i) any Termination Event shall occur; (ii) any Accumulated Funding Deficiency, whether waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) the Company, any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980B(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; or (vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which in the case of clauses (i) through (vii) would, individually or in the aggregate, have a Material Adverse Effect.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America and Banc of America Securities Asia Limited to act on its behalf as the applicable Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

9.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The foregoing provisions of this Section 9.02 shall likewise apply to the Person serving as the Alternative Currency Funding Fronting Lender and the Singapore Borrowing Funding Fronting Lender.

9.03        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made by any other Person in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered by any other Person hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance by any other Person of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent. Either Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, Swing Line Lender and Alternative Currency Funding Fronting Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender and Alternative Currency Funding Fronting Lender, (b) the retiring L/C Issuer, Swing Line Lender and Alternative Currency Funding Fronting Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and (d) the successor Alternative Currency Funding Fronting Lender shall make arrangements with the resigning Alternative Currency Funding Fronting Lender for the funding of all outstanding Alternative Currency Risk Participations.

9.07        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

In the event of any dismissal or resignation by any other L/C Issuer, any Letters of Credit issued by such retiring L/C Issuer shall remain outstanding until termination pursuant to their terms and such retiring L/C Issuer shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all such Letters of Credit and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)), but excluding the right to consent to Eligible Assignees and the obligation to issue new Letters of Credit.

9.08        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Book Manager, Sole Lead Arranger or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10        Guaranty Matters. Each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.

9.11        Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 or any Guaranty by virtue of the provisions hereof or of any Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(g)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(h)           release the Company from the Company Guaranty or all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i)            amend, modify or waive any provision of this Agreement or any other Loan Document affecting the rights or duties of the Alternative Currency Funding Fronting Lender or the Singapore Borrowing Funding Fronting Lender without, in each case, the written consent of the Alternative Currency Funding Fronting Lender or the Singapore Borrowing Funding Fronting Lender, as applicable, and each affected Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to a Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Alternative Currency Funding Fronting Lender or the Singapore Borrowing Funding Fronting Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving or unwilling to receive notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER

MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Alternative Currency Funding Fronting Lender and the Singapore Borrowing Funding Fronting Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) believed in good faith to have been given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed in good faith to have been given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender form filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in an amount not to exceed $50,000), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (which in the case of administration shall be expenses which are consistent with practices and activities that are generally accepted and customary for administrative agents in the syndicated loan market) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Alternative Currency Funding Fronting Lender, the Singapore Borrowing Funding Fronting Lender, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          Indemnification by the Company.  The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other

Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Alternative Currency Funding Fronting Lender and the Singapore Borrowing Funding Fronting Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the Dollar Equivalent of the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this

Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), the Alternative Currency Risk Participations, the Singapore Borrowing Risk Participations and participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)          the consent of the L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)          the consent of the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment;

(E)           the consent of each Alternative Currency Funding Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if upon effectiveness of the applicable assignment the proposed assignee would be an Alternative Currency Participating Lender with respect to any Alternative Currency; and

(F)           the consent of each Singapore Borrowing Funding Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if upon effectiveness of the applicable assignment the proposed assignee would be a Singapore Borrowing Participating Lender with respect to any Singapore Borrowing Event.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such proceeding and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Company.  No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         No Assignment Resulting in Additional Indemnified Taxes.  No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Indemnified Taxes.

(viii)       Professional Market Party.  Any such assignment shall be made to a Person that is a Professional Market Party, for so long as it is a requirement under Dutch law.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender upon the surrender and/or cancellation, if applicable and at the request of the Company, of any Note previously executed and delivered to the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s Alternative Currency Risk Participations, Singapore Borrowing Risk Participations and its participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) no sub-participations shall be permitted, and (v) neither the granting nor the offering of such participation would require that any additional loss, cost or expense be borne by any Borrower at any time or would require any registration or qualification under any applicable federal or state securities laws.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (c) or (d) of the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  In addition and without limitation of the foregoing sentence, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Resignation as Alternative Currency Funding Fronting Lender, Singapore Borrowing Funding Fronting Lender, L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender and/or (iii) in the case of Bank of America and/or Bank of America, N.A. Singapore Branch, as applicable, upon 30 days notice to the Company and the Lenders, resign as Alternative Currency Funding Fronting Lender or Singapore Borrowing Funding Fronting Lender.  In the event of any such resignation as L/C Issuer, Swing Line Lender, Alternative Currency Funding Fronting Lender or Singapore Borrowing Funding Fronting Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer, Swing Line Lender, Alternative Currency Funding Fronting Lender or Singapore Borrowing Funding Fronting Lender hereunder; provided, however, that (x) no Lender shall have any duty to accept such appointment and (y) no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, Swing Line Lender or Alternative Currency Funding Fronting Lender, or Bank of America, N.A. Singapore Branch as Singapore Borrowing Funding Fronting Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C

Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  If the Alternative Currency Funding Fronting Lender resigns as Alternative Currency Funding Fronting Lender, it shall retain all the rights and obligations of the Alternative Currency Funding Fronting Lender hereunder with respect to all Alternative Currency Risk Participations outstanding as of the effective date of its resignation as the Alternative Currency Funding Fronting Lender and all obligations of any Loan Party or any other Lender with respect thereto (including the right to require Alternative Currency Participating Lenders to fund any Alternative Currency Risk Participations therein in the manner provided in Section 2.02(f)).  If the Singapore Borrowing Funding Fronting Lender resigns as Singapore Borrowing Funding Fronting Lender, it shall retain all the rights and obligations of the Singapore Borrowing Funding Fronting Lender hereunder with respect to all Singapore Borrowing Risk Participations outstanding as of the effective date of its resignation as the Singapore Borrowing Funding Fronting Lender and all obligations of any Loan Party or any other Lender with respect thereto (including the right to require Singapore Borrowing Participating Lenders to fund any Singapore Borrowing Risk Participations therein in the manner provided in Section 2.02(g)).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach by such Lender of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning any Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.  This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

10.11    Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13    Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)          such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14    Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)          SUBMISSION TO JURISDICTION.  EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between such Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A), the Administrative Agent and the each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18    USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19    Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20    Professional Market Party.  Each Lender hereunder hereby confirms that, as of the date hereof, it is either (a) a Professional Market Party or (b) exempted from the requirement to be a

Professional Market Party because it forms a closed circle (besloten kring), within the meaning of the Dutch Exemption Regulation, with Valmont Holland.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VALMONT INDUSTIRES, INC.

By:	/s	/ Terry J. McClain
Name:		Terry J. McClain
Title:		Chief Financial Officer & Senior Vice President

VALMONT INDUSTRIES HOLLAND BV

By:	/s	/ E. Robert Meaney
Name:		E. Robert Meaney
Title:		Director

VALMONT SINGAPORE PTE. LTD.

By:	/s	/ Terry J. McClain
Name:		Terry J. McClain
Title:		Director

Signature Page

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Michael B. Delaney
Name:	Michael B. Delaney
Title:	Vice President

Signature Page

BANC OF AMERICA SECURITIES ASIA LIMITED, as Singapore Loan Agent

By:	/s/ Susana Yen
Name:	Susana Yen
Title:	Vice President

Signature Page

BANK OF AMERICA, N.A., as a Lender, L/C Issuer, Swing Line Lender and Alternative Currency Funding Fronting Lender

By:	/s/ Michael B. Delaney
Name:	Michael B. Delaney
Title:	Vice President

Signature Page

BANK OF AMERICA, N.A. SINGAPORE BRANCH, as Singapore Borrowing Funding Fronting Lender

By:	/s/ Arthur Hu
Name:	Arthur Hu
Title:	Country Portfolio Manager
Bank of America, N.A.
Singapore Branch

Signature Page

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Joseph T. Sullivan III
Name:	Joseph T. Sullivan III
Title:	Vice President

Signature Page

WELLS FARGO BANK, N.A.

By:	/s/ Ryan K. Johnson
Name:	Ryan K. Johnson
Title:	Vice President

Signature Page

COBANK, ACB

By:	/s/ S. Richard Dill
Name:	S. Richard Dill
Title:	Vice President

Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brian McDougal
Name:	Brian McDougal
Title:	Vice President

Signature Page

THE NORTHERN TRUST COMPANY

By:	/s/ Gabrielle C. Stender
Name:	Gabrielle C. Stender
Title:	Officer

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Graeme Robertson
Name:	Graeme Robertson
Title:	Vice President

Signature Page

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BANK

By:	/s/ Ian Reece
Name:	Ian Reece
Title:	Managing Director

By:	/s/ Andrew Sherman
Name:	Andrew Sherman
Title:	Executive Director

Signature Page

UMB BANK, N.A.

By:	/s/ Bryan D. Edwards
Name:	Bryan D. Edwards
Title:	Vice President

Signature Page

SCHEDULE 1.01(A)

MANDATORY COST FORMULAE

1.                                       The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)                                  the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)                                 the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.                                       The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.                                       The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                  in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)                                 in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

1

Where:

“A”                          is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”                            is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”                            is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”                           is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”                             is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative

2

result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                                       If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.                                       Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                       The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lender’s Lending Office.

10.                                 The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3

13.                                 The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

4

SCHEDULE 1.01(B)

EXISTING LETTERS OF CREDIT

Issuer	Applicant	Beneficiary	Amount
Bank of America, N.A.	Valmont Monterrey, S. DE R.L. DE CV Carretera A Laredo KM. 21 Apodace, N.L. 66600, Mexico	Daewoo International Corporation Namdaemunno No 5-GA Seoul South Korea	$1,255,000.00

1

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A.	$60,000,000	21.428571428%
U.S. Bank National Association	$50,000,000	17.857142857%
Wells Fargo Bank, N.A.	$50,000,000	17.857142857%
CoBank, ACB	$25,000,000	8.928571429%
JPMorgan Chase Bank N.A.	$25,000,000	8.928571429%
The Northern Trust Company	$25,000,000	8.928571429%
HSBC Bank USA, National Association	$15,000,000	5.357142857%
Cooperatieve Centrale Raiffeisen Boerenleenbank, B.A. “Rabobank Nederland”, New York Branch	$15,000,000	5.357142857%
UMB Bank, n.a.	$15,000,000	5.357142857%

Total	$280,000,000	100.000000000%

1

SCHEDULE 5.01

SUBSIDIARIES OF VALMONT INDUSTRIES, INC.

Name of Subsidiary	State or Country of Incorporation	Ownership Percentage
Best-All Electric, Inc.	Nebraska	100%
Cascade Earth Sciences, Ltd.	Oregon	100%
Dreamwise Props 32 (Proprietary) Limited	South Africa	100%
George Industries, Inc.	California	100%
Golden State Irrigation, Inc.	California	100%
Lampadaires Feralux, Inc.	Canada	100%
NeuValco GmbH	Germany	100%
Matco Services, Inc.	Delaware	100%
Valmont-Mitas Poligon Demir Celik Endustri Anonim Sirketi	Turkey	51%
PiRod, Inc.	Delaware	100%
Powco Inc.	Canada	70%
Tehomet Oy	Finland	100%
Tehomet Baltic Ou	Estonia	100%
Valley Irrigation South Africa,(PTY) Ltd.	South Africa	60%
Valmont Australia Pty. Ltd.	Australia	100%
Valmont Coatings, Inc.	Delaware	100%
Valmont France S.A.S.	France	100%
Valmont Monterrey S. de R.L. de C.V.	Mexico	100%
Valmont Iberica S.A.	Spain	100%
Valmont Industria e Comercio, Ltda.	Brazil	90%
Valmont Industries (China) Co.,Ltd.	China	100%
Valmont Industries (Guangdong), Ltd.	China	100%
Valmont Industries (Shandong), Ltd.	China	100%
Valmont Industries de Argentina S.A.	Argentina	99%
Valmont Industries Holland B.V.	The Netherlands	100%
Valmont International, L.L.C.	Delaware	100%
Valmont International Corp.	Texas	100%
Valmont Investimentos Ltda.	Brazil	100%
Valmont Mastbau, GmbH & Co., KG	Germany	100%
Valmont Mastbau Verwaltung	Germany	100%
Valmont Middle East FZE	United Arab Emirates	100%
Valmont Nederland B.V.	The Netherlands	100%

1

Valmont Newmark, Inc.	Delaware	100%
Valmont Northwest, Inc.	Nebraska	100%
Valmont Polska Sp.z o.o	Poland	70%
Valmont S.A.	Spain	100%
Valmont Sarl	Morocco	100%
Valmont Service Centers, Inc.	Nebraska	100%
Valmont Singapore Pte. Ltd.	Singapore	100%
Valmont Structures, Inc.	Delaware	100%
Valmont Structures Private Limited	India	100%
Valmont (UK) Limited	United Kingdom	100%
Valmont Wind Energy, Inc.	Delaware	100%
West Coast Engineering Group, Ltd	Canada	70%
W.J. Whatley, Inc.	Colorado	100%

*Stock options and restricted stock have been granted by the Company (and are currently outstanding) pursuant to shareholder approved stock plans.

2

SCHEDULE 5.05

LITIGATION

None.

1

SCHEDULE 5.19

INDENTIFICATION NUMBERS FOR DESIGNATED BORROWERS THAT ARE FOREIGN SUBSIDIARIES

Valmont Industries Holland BV:  17072821

Valmont Singapore Pte. Ltd.:  200410728E

1

SCHEDULE 7.01

EXISTING INDEBTEDNESS

Long-Term		Amount

Senior Subordinated Notes	Fixed Rate Term	$150,000,000
Bank Syndicate	Revolving Credit Facility	$42,182,863
Bank Syndicate	Variable Rate Term	$28,317,308
Marion County, TN	Industrial Revenue Bond	$8,500,000
Wells Fargo	Aircraft Lease	$7,561,105
West Coast Engineering (Canada)	Variable Rate Term	$3,052,818
Farmington, MN	Industrial Revenue Bond	$1,573,467
Tehomet	Variable Rate Term	$1,913,924
Miscellaneous		$127,455
Total Long-Term Debt		$243,228,940

Short-Term		Amount

Domestic:		$0
Foreign:	Sermeto (France)	$6,161,391
	Valmont Shanghai (China)	$10,185,818
	West Coast Engineering (Canada)	$4,241,130
Total Short-Term Debt		$20,588,339

1

SCHEDULE 7.02

EXISTING LIENS

Debtor	Secured Party	Filing Information	Collateral

1. Valmont Industries, Inc. Valmont Coatings / Pacific States Galvanizing	Dooling Lease Management Corporation	Delaware SOS FS# 3292342 6 Filed: 11/3/03	One Daewoo Forklift

2. Valmont Industries, Inc.	Les Schwab Tire Centers of Utah, Inc.	Delaware SOS FS# 4097689 6 Filed: 4/7/04	All present and future products and goods purchased from Secured Party

3. Valmont Industries, Inc. Valmont Coatings / Pacific States Galvanizing	Dooling Lease Management Corporation Umpqua Bank	Delaware SOS FS# 4103056 0 Filed: 3/30/04	One Daewoo Forklift

4. Valmont Industries, Inc. Valmont Coatings / Pacific States Galvanizing	Dooling Lease Management Corporation Umpqua Bank	Delaware SOS FS# 4130383 5 Filed: 4/22/04	Two Daewoo Lift Trucks

5. Valmont Industries, Inc.	Crown Credit Company	Delaware SOS FS# 5301613 7 Filed: 9/29/05	One Crown Lift Truck, including battery and charger

6. Valmont Industries, Inc.	CitiCapital Commercial Leasing Corporation	Delaware SOS FS# 6121408 9 Filed: 4/11/06	One Komatsu Forklift

7. Valmont Industries, Inc.	FCC Equipment Financing, Inc.	Delaware SOS FS# 6332635 2 Filed: 9/26/06	Four Taylor Lift Trucks

1

8. Valmont Industries, Inc.	General Electric Capital Corporation	Delaware SOS FS# 2007 0602366 Filed: 2/15/07	All equipment leased to or financed for the Debtor by the Secured Party pursuant to Master Lease Agreement No. 4078031-002

9. Valmont Industries, Inc.	Air Liquide Industrial US LP	Delaware SOS FS# 2008 1940988 Filed: 6/6/08	Two Rosemount Transmitters

10. Valmont Industries, Inc.	De Lage Landen Financial Services, Inc.	Delaware SOS FS# 2008 3303748 Filed: 9/23/08	All equipment leased to or financed for the Debtor by the Secured Party pursuant to Contract No. 24931827

11. Valmont Industries, Inc.	City of West Point, NE	Cuming County, NE	15-ton electric overhead traveling cranes

12. Valmont Industries, Inc	City of McCook, NE	Red Willow County, NE	Pipe and tube mill and associated machinery and equipment

13. Valmont Industries, Inc.	I.T.E.C. Properties	Douglas County, NE	Office Building One Valmont Plaza Omaha, NE

14. Valmont Industries, Inc.	Entrecap Single Investor LLC Wells Fargo Northwest Bank, N.A. Financing Statement filed in name of The Fifth Third Leasing Company	Delaware SOS FS# 6440574 2 Filed: 12/15/06	One Canadair Ltd. CL-600-2B16 aircraft (Serial No. 5349), together with two General Electric CF34-3B aircraft engines and other related parts and equipment

15. Valmont Coatings, Inc.	Bank of America, N.A., as Collateral Agent	Delaware SOS FS# 5147385 0 Filed: 5/12/05	All applied coatings and fabricated extrusions located at 2411 Pilot Knob Rd., Mendota Heights, MN

2

16. Cascade Earth Sciences, Ltd.	First Sierra Financial, Inc.	Oregon SOS FS# 448968 Filed: 12/7/98 (continued 11/28/03)	Certain listed computer hardware and related equipment located in Albany, OR, Boise, ID, LaGrande, OR, Medford, OR, Chubbuck, ID, Portland, OR and Spokane, WA

17. Valmont Northwest, Inc.	Les Schwab Warehouse Center, Inc.	Nebraska SOS FS# 9806298305-1 Filed: 6/20/06	All present and future products and goods purchased from Secured Party

18. Golden State Irrigation Services, Inc.	Valmont Industries, Inc.	California SOS FS# 90150097 Filed: 6/13/90 (continued 5/31/95; 6/12/00; 5/6/05)	Certain irrigation systems and related machinery and goods purchased from Valmont Industries

19. Golden State Irrigation Services, Inc.	Bobcat Financial Services	California SOS FS# 0223460126 Filed: 8/21/02 (continued 2/23/07)	One Bobcat Versahandler

20. Golden State Irrigation Services, Inc.	Deere & Company	California SOS FS# 08-7151485453 Filed: 3/24/08	One John Deere 6201 Gator and all accounts, general intangibles, contract rights and chattel paper relating thereto

3

SCHEDULE 7.06

EXISTING INVESTMENTS

Valmont Industries, Inc.

Investment in Nonconsolidated Subs - Corporate

Account #15700-0000

For the year ending December 27, 2008

As of the Closing Date

Irri Management guarantee

Morocco

Teeter Irrigation - Service Centers

Suntime - China

Irri Management - Argentina

1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

COMPANY

and DESIGNATED BORROWERS:

VALMONT INDUSTRIES, INC.

Address:  One Valmont Plaza

Omaha, NE 68154

Attention:  Gary Lebens

Telephone:  (402) 963-1156

Telecopier:  (402) 963-1198

Electronic Mail:  glebens@valmont.com

Website Address:  www.valmont.com

U.S. Taxpayer Identification Number(s):  47-0351813

VALMONT INDUSTRIES HOLLAND BV

Address: One Valmont Plaza

Omaha, NE 68154

Attention:  Gary Lebens

Telephone:  (402) 963-1156

Telecopier:  (402) 963-1198

Electronic Mail:  glebens@valmont.com

Website Address:  www.valmont.com

VALMONT INDUSTRIES SINGAPORE PTE. LTD.

Address:  One Valmont Plaza

Omaha, NE 68154

Attention:  Gary Lebens

Telephone:  (402) 963-1156

Telecopier:  (402) 963-1198

Electronic Mail:  glebens@valmont.com

Website Address:  www.valmont.com

1

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

901 Main Street

Mail Code:  TX 1-492-14-11

Dallas, TX 75202

Attention:  Mary Porter

Telephone:  (214) 209-9192

Telecopier:  (214) 290-9674

Electronic Mail:  mary.h.porter@bankofamerica.com

2

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

335 Madison Avenue

Mail Code:   NY1-503-04-03

New York, NY 10017

Attention:  Steven Gazzillo

Telephone:  (212) 503-8328

Telecopier:  (212) 901-7842

Electronic Mail:  steven.gazzillo@bankofamerica.com

Banc of America Securities Asia Limited

979 King’s Road, Level 14, Devon House

Quarry Bay, Hong Kong

Attention:  Susana Yen/Wynnie Lam

Telephone:  (852) 2597-3428/3430

Telecopier:  (852) 2597-3424

Electronic Mail:	susana.ls.chan_yen@bankofamerica.com
wynnie.wy.lam@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code:  PA6-580-02-30

Scranton, PA 18507

Attention:  John Yzeik

Telephone:  (570) 330-4315

Telecopier:  (570) 330-4186

Electronic Mail:  john.p.yzeik@bankofamerica.com

3

SWING LINE LENDER:

Bank of America, N.A.

901 Main Street

Mail Code:  TX1-492-14-11

Dallas, TX 75202

Attention:  Mary Porter

Telephone:  (214) 209-9192

Telecopier:  (214) 290-9674

Electronic Mail:  mary.h.porter@bankofamerica.com

4

SINGAPORE LOAN AGENT:

Singapore Loan Agent’s Office

(for payments and Requests for Credit Extensions):

Banc of America Securities Asia Limited

Level 14 Devon House

Quarry Bay, Hong Kong

Attention:  Susana Yen/Gail Zhao

Telephone:  (852) 2597-3428/2597-3426

Telecopier:  (852) 2597-3424/3425

Electronic Mail:	Susana.ls.chan_yen@bankofamerica.com
Gail.zhao@bankofamerica.com

5

SINGAPORE BORROWING FUNDING

FRONTING LENDER:

Bank of America, N.A. Singapore Branch

Republic Plaza Tower 1 Ste#18-00

9 Raffles Place

Singapore 048619

Attention:  Cheng-Bee Tan/Kia-Wee Seng

Telephone:  65-6239-3119/65-6239-3435

Telecopier:  65/6239-3035/65-6239-3137

Electronic Mail:  Cheng-bee.tan@bankofamerica.com/kia-wee.sng@bankofamerica.com

6

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                        ,

To:                              Bank of America, N.A., as Administrative Agent
Banc of America Securities Asia Limited, as Singapore Loan Agent(1)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 16, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Valmont Industries, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Banc of America Securities Asia Limited, as Singapore Loan Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐ A Borrowing of Committed Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .
[Type of Committed Loan requested]

4.	In the following currency:

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

6.	On behalf of [insert name of applicable Designated Borrower].

(1) Committed Loan Notice to be delivered to Singapore Loan Agent, as applicable, pursuant to Section 2.02 of the Agreement.

A-1

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

VALMONT INDUSTRIES, INC.

By:

Name:

Title:

A-2

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                        ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 16, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Valmont Industries, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Banc of America Securities Asia Limited, as Singapore Loan Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.             On                                                    (a Business Day).

2.             In the amount of $                              .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

VALMONT INDUSTRIES, INC.

By:

Name:

Title:

B-1

EXHIBIT C

FORM OF NOTE

                       ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 16, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Valmont Industries, Inc., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Banc of America Securities Asia Limited, as Singapore Loan Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the applicable Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the [Company Guaranty] [Subsidiary Guaranty].  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[VALMONT INDUSTRIES, INC.]
[OR]
[APPLICABLE DESIGNATED BORROWER]

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                                ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 16, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Valmont Industries, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Banc of America Securities Asia Limited, as Singapore Loan Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                                                     of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             The Company has delivered the year-end audited financial statements required by Section 6.01(b) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             The Company has delivered the unaudited financial statements required by Section 6.01(c) of the Agreement for the fiscal quarter of the Company ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.

3.             A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of (i) the Borrowers contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.13 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (b) and (c), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                               ,                 .

VALMONT INDUSTRIES, INC.

By:
Name:
Title:

For the Quarter/Year ended                                       (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.	Section 6.11 (a) –Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated net income for Subject Period:	$

		2.	Consolidated interest expenses for Subject Period:	$

		3.	Provision for income taxes for Subject Period:	$

		4.	Depreciation expenses for Subject Period:	$

		5.	Amortization expenses for Subject Period:	$

		6.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5):	$

	B.	Consolidated Interest Expenses for Subject Period:		$

	C.	Interest Coverage Ratio (Line I.A.6 ÷ Line I.B.):		to 1

		Minimum required:		2.50 to 1.00

II.	Section 6.11 (b) –Leverage Ratio.

	A.	Consolidated Indebtedness, together with Attributed Principal Amount in connection with a Permitted Securitization, at Statement Date:		$

	B.	Consolidated EBITDA for Subject Period (Line I.A.6 above):		$

	C.	Leverage Ratio (Line II.A. ÷ Line II.B.):		to 1

		Maximum permitted:		3.75 to 1.00

III.	Section 6.11 (c) – Senior Debt Ratio.

	A.	Senior Debt as of Statement Date, on a Consolidated basis:

		1.	Indebtedness under the Loan Documents:	$

		2.	Other Indebtedness which ranks pari passu in right of payment to the Indebtedness under the Loan Documents:	$

3.

Indebtedness secured by a Lien on any Property owned by any such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business):

$

	4.	The aggregate Attributed Principal Amount in connection with a Permitted Securitization:	$

	5.	Senior Debt (Lines III.A. 1 + 2 + 3 + 4):	$

B.	Consolidated EBITDA for Subject Period (Line I.A.6 above):		$

C.	Senior Debt Ratio (Line III.A. ÷ Line III.B.):		to 1

	Maximum permitted:		2.50 to 1.00

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](2) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](3) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](4) hereunder are several and not joint.](5)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively

(2) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(3) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(4) Select as appropriate

(5) Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1-1

as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                       Assignor[s]:

2.                                       Assignee[s]:

                                                [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.                                       Borrower(s):  Valmont Industries, Inc., a Delaware corporation, and each Designated Borrower party to the Credit Agreement

4.                                       Administrative Agent:  Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                       Credit Agreement:  Credit Agreement, dated as of October 16, 2008 among Valmont Industries, Inc., the Lenders from time to time party thereto, Banc of America Securities Asia Limited, as Singapore Loan Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.                                       Assigned Interest[s]:

Assignor[s](6)	Assignee[s](7)	Aggregate Amount of Commitment for all Lenders(8)	Amount of Commitment Assigned	Percentage Assigned of Commitment(9)		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.                                   Trade Date:                                               ]  (10)

(6) List each Assignor, as appropriate.

(7) List each Assignee, as appropriate.

(8) Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

(10)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-2

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] (11) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:] (12)

VALMONT INDUSTRIES, INC.

By:
Title:

(11)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(12)  To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer, Alternative Currency Funding Lender, Singapore Borrowing Funding Lender) is required by the terms of the Credit Agreement.

E-1-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi), (vii) and (viii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and

E-1-4

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-5

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

E-2-1

ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:
FAX #

I. Borrower Name:

	$	Type of Credit Facility

II. Legal Name of Lender of Record for Signature Page:

•                  Signing Credit Agreement      ☐  YES     ☐  NO

•                  Coming in via Assignment      ☐  YES     ☐  NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. US Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?   ☐ YES   ☐ NO

E-2-2

ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

VI. Singapore Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?   ☐ YES   ☐ NO

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED BELOW:

☐	US DOLLAR	☐	CANADIAN DOLLARS	☐

☐	EUROS	☐	SINGAPOREAN DOLLARS	☐

☐	AUSTRALIAN DOLLARS	☐	POUNDS STERLING	☐

E-2-3

ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

VII. Lender’s SWIFT Payment Instructions for Euros (for transactions in the US):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Australian Dollars (for transactions in the US):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Canadian Dollars (for transactions in the US):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Singaporean Dollars (for transactions in the US):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

E-2-4

ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Pounds Sterling (for transactions in the US):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Euros (for transactions in Singapore):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Australian Dollars (for transactions in Singapore):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Canadian Dollars (for transactions in Singapore):

Pay to:

(Bank Name)

E-2-5

ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Singaporean Dollars (for transactions in Singapore):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for Pounds Sterling (for transactions in Singapore):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

VII. Lender’s SWIFT Payment Instructions for US Dollars (for transactions in Singapore):

Pay to:

(Bank Name)

(SWIFT)	(Country)

(Account #)	(Account Name)

(FFC Account #)	(FFC Account Name)

(Attention)

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ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

VIII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

IX. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA #)	(City/State)

(Account #)	(Account Name)

(Attention)

X. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to Bank of America*:

☐	W-9

☐	W-8BEN

☐	W-8ECI

☐	W-8EXP

☐	W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

E-2-7

ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

E-2-8

ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

XI. Bank of America Payment Instructions for transactions in the US:

Pay to:

US Dollar:
Bank of America, NA
ABA#
Account name: Large Corporate Loan Servicing
Account #:
Reference: Valmont Industries
Attention – Mary Porter

Euros
Bank of America London
Swift Address
Account #

Australian Dollars
Bank of America Sydney
Swift Address
Account #

Canadian Dollars
Bank of America Canada
Swift Address
Account #

Singaporean Dollars
Bank of America Singapore
Swift Address
Account #

Pound Sterling
Bank of America London
Swift Address
Account #
Sort Code

XI. Bank of America Payment Instructions for transactions in Singapore:

Pay to:

US Dollar
Bank of America, N.A.
New York
(SWIFT ID: )
A/C no.
CHIPS UID

Euros
Bank of America, London Branch (Swift ID: )
for credit to Bank of America, Singapore Branch (Swift ID: )
Account number:

Australian Dollars
Bank of America, Sydney Branch (Swift ID: )
for credit to Bank of America, Singapore Branch (Swift ID: )
Account number:

E-2-9

ADMINISTRATIVE DETAILS REPLY FORM

CONFIDENTIAL

Canadian Dollars
Bank of America, Canada (Treasury) (Swift ID: )
for credit to Bank of America, Singapore Branch (Swift ID: )
Account number:

Singapore Dollars
MAS Account No.

Pounds Sterling
Bank of America, London Branch (Swift ID: )
for credit to Bank of America, Singapore Branch (Swift ID: )
Account Number:

E-2-10

EXHIBIT F

FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT

Date:                        ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of October 16, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Valmont Industries, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Banc of America Securities Asia Limited, as Singapore Loan Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                                              (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary:  The true and correct U.S. taxpayer identification number of the Designated Borrower is                                       .

Complete if the Designated Borrower is a Foreign Subsidiary:  The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original

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party to the Credit Agreement as a Borrower.  Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Title:

VALMONT INDUSTRIES, INC.

By:
Title:

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EXHIBIT G

FORM OF DESIGNATED BORROWER NOTICE

Date:                        ,

To:          Valmont Industries, Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of October 16, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Valmont Industries, Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Banc of America Securities Asia Limited, as Singapore Loan Agent, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [                                ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

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EXHIBIT H

OPINION

See attached.

October 16, 2008

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT,

SWING LINE LENDER, L/C ISSUER AND ALTERNATIVE

CURRENCY FUNDING FRONTING LENDER, BANC OF

AMERICA SECURITIES ASIA LIMITED, AS SINGAPORE

LOAN AGENT, BANK OF AMERICA, N.A. SINGAPORE

BRANCH, AS SINGAPORE BORROWING FUNDING

FRONTING LENDER, AND THE OTHER LENDERS PARTY

TO THE CREDIT AGREEMENT DESCRIBED BELOW

Ladies and Gentlemen:

We have acted as counsel for Valmont Industries, Inc., a Delaware corporation (the “Company”), and PiRod, Inc., a Delaware corporation (“PiRod”), Valmont Coatings, Inc., a Delaware corporation (“Coatings”), and Valmont Newmark, Inc., a Delaware corporation (“Newmark”) (PiRod, Coatings and Newmark are individually referred to herein as a “Subsidiary Guarantor” and collectively as the “Subsidiary Guarantors”), in connection with the Credit Agreement, dated as of October 16, 2008, by and among the Company, the Designated Borrowers party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Alternative Currency Funding Fronting Lender, Banc of America Securities Asia Limited, as Singapore Loan Agent, Bank of America, N.A. Singapore Branch, as Singapore Borrowing Funding Fronting Lender, and the other Lenders party thereto (the “Agreement”).  All capitalized terms used in this opinion shall have the meanings attributed to them in the Agreement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Organization Documents of the Company and the Subsidiary Guarantors, Certificates of Good Standing for the Company and the Subsidiary Guarantors issued by the Secretary of State of Delaware and a Certificate of Good Standing for the Company issued by the Secretary of State of Nebraska, and such resolutions, statutes and other documents as we have deemed necessary and appropriate for the purpose hereof.  For purposes of such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those on behalf of the Company and the Subsidiary Guarantors on the Loan Documents) and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies.  We have also relied as to questions of fact on the representations and warranties of the Company contained in the Loan Documents and certificates delivered to you and us in connection therewith.

For purposes of the opinions expressed herein, we have, with your approval, assumed that each party (other than the Company and the Subsidiary Guarantors) to the Loan Documents and to all other documents, agreements and instruments examined by us has all requisite power and authority and has taken all necessary action to enter into and perform all of its obligations under the Loan Documents or such other documents, agreements and instruments to which it is a party, and that the Loan Documents and each such other document, agreement and instrument has been duly executed and is and will be the valid, binding and enforceable obligation of each party thereto (other than the Company and the Subsidiary Guarantors) and that such parties have fully performed all obligations thereunder required to be performed.  Based upon the foregoing, it is our opinion that:

1.        The Company and each Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and qualified to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

2.        The Company and each Subsidiary Guarantor has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate action and are in full compliance with its Organizational Documents.  The Company and each Subsidiary Guarantor has duly executed and delivered the Loan Documents to which it is a party.

3.        The Loan Documents constitute the valid and legally binding obligations of the Company and each Subsidiary Guarantor to the extent they are parties thereto, enforceable in accordance with their respective terms.

4.        No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or holders of any other equity interest, any Governmental Authority or, to our knowledge, any other Person, which has not already been obtained or made, is required to authorize, or is required in connection with the execution, delivery or performance of, the Loan Documents to which the Company is a party, or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party.

5.        The execution, delivery and performance of the Loan Documents by the Company and the Subsidiary Guarantors will not result in a breach or violation of, or constitute a default under, any statute, rule or regulation of any Governmental Authority, except where such breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

6.        Neither the Company nor any Subsidiary Guarantor is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions set forth above are subject to the following qualifications and exceptions:

1.        The opinions as to legality, validity and enforceability are subject to all applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws from time to time in effect affecting creditors’ rights generally, by general principles of equity (including, without limitation equitable remedies), regardless of whether enforcement, interpretation, or declaration of same is sought in a proceeding in equity or at law, and to the extent enforcement, interpretation, or declaration of same may be limited, with respect to equitable principles, by the discretion of the court or other tribunal before which an application for such remedy is brought or pending.  In addition, the enforceability of certain remedial provisions may be limited by applicable law, which limitations, however, in our judgment do not make the remedies provided for therein (taken as a whole) inadequate for the practical realization of the benefits afforded thereby.

2.        We express no opinion on the enforceability of any provisions awarding or providing for attorneys’ fees, or any provisions to be agreed to by the parties after execution of the Loan Documents.

3.        We express no opinion on the enforceability of any provision designating choice law or choice of forum, or waiving rights to jury trial.

4.        We are members of the bar of the State of Nebraska and we do not purport to be experts on the laws of any jurisdiction other than the laws of the State of Nebraska, the General Corporation Laws of the State of Delaware and the Federal laws of the United States.  In rendering the foregoing opinions, we assume that the laws of the State of New York are identical to the laws of the State of Nebraska and we do not render any opinions as to any laws other than the laws of the State of Nebraska, the General Corporation Laws of the State of Delaware and the Federal laws of the United States.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be incurred beyond the matters expressly stated hereon.  We assume no obligation to inform you or any of your assignees of any events or changes to any laws occurring subsequent to the date hereof.

This opinion is furnished to you pursuant to Section 4.01(a)(v) of the Agreement.  This opinion is rendered solely for your benefit in connection with the transactions contemplated by the Agreement and, without our prior written consent, this opinion letter may not be:

(i)         used or relied upon by any other party or for any other purpose; or

(ii)        circulated, quoted in whole or in part, or otherwise referred to in any reported document.

Notwithstanding the foregoing, this opinion may be furnished to (but not relied upon by): (i) any Lender’s auditors and attorneys; (ii) any governmental agency or authority having regulatory jurisdiction over any Lender; and (iii) any particular recipient as explicitly required by court order or subpoena.

Yours very truly,

McGRATH NORTH MULLIN & KRATZ, PC LLO

EXHIBIT I-1

FORM OF COMPANY GUARANTY

See attached.

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GUARANTY AGREEMENT

THIS AGREEMENT dated as of October 16, 2008 (this “Guaranty Agreement”), is being entered into among VALMONT INDUSTRIES, INC., a Delaware corporation (the “Guarantor”), and BANK OF AMERICA, N.A. and BANC OF AMERICA SECURITIES ASIA LIMITED, each as Administrative Agent (in such capacities, respectively and as the case may be, collectively the “Administrative Agent”) for each of the Lenders (as defined below).  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.  All singular references to the Administrative Agent shall mean any Administrative Agent, either Administrative Agent, the Administrative Agent for the applicable Borrower (as defined below), or all Administrative Agents, as the context may require.

RECITALS:

A.        Pursuant to a Credit Agreement dated as of October 16, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Guarantor, Valmont Industries Holland BV, a company organized under the laws of The Netherlands and a Foreign Subsidiary of the Guarantor (“Valmont Holland”), Valmont Singapore Pte. Ltd., a private limited company organized under the laws of the Republic of Singapore and a Foreign Subsidiary of the Guarantor (“Valmont Singapore”, and together with Valmont Holland, collectively the “Designated Borrowers” and each a “Designated Borrower”), certain other Subsidiaries of the Guarantor now or hereafter party thereto, as co-borrowers (together with the Guarantor and the Designated Borrowers, collectively the “Borrowers”), Bank of America, N.A., as Administrative Agent, Banc of America Securities Asia Limited, as Singapore Loan Agent, and the lenders now or hereafter party thereto (the “Lenders”), the Lenders have agreed to provide to the Borrowers a revolving credit facility with a letter of credit sublimit and swing line facility and with a multi-currency sublimit.

B.         It is a condition precedent to the Lenders’ obligations to make and maintain such extensions of credit that the Guarantor shall have executed and delivered this Guaranty Agreement to the Administrative Agent.

In order to induce the Lenders to from time to time make and maintain extensions of credit under the Credit Agreement, the parties hereto agree as follows:

1.         Guaranty.  The Guarantor hereby unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Lenders the payment and performance in full of the Guaranteed Liabilities (as defined below).  For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means:  (a) each Designated Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from any Designated Borrower to any one or more of the Lenders, including principal, interest, premiums and fees (including all fees and expenses of counsel (collectively, “Attorneys’ Costs”); and (b) each Designated Borrower’s prompt, full and faithful performance, observance and discharge of

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each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by any Designated Borrower under the Credit Agreement, the Notes and all other Loan Documents.  The Guarantor’s obligations to the Lenders under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantor’s Obligations”.  Notwithstanding the foregoing, the liability of the Guarantor with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

The Guarantor agrees that it is directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.

2.        Payment.  If any Designated Borrower shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fees (including, but not limited to, Attorneys’ Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then the Guarantor will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Lenders, subject to any restriction on the Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing.

3.        Absolute Rights and Obligations.  This is a guaranty of payment and not of collection.  The Guarantor’s Obligations under this Guaranty Agreement shall be absolute and unconditional irrespective of, and the Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement and all Loan Documents to which it is a party by reason of:

(a)        any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantor’s Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b)        any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)        any acceleration of the maturity of any of the Guaranteed Liabilities, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d)        any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities or for any other obligations or liabilities of any Person under any of the Related Agreements;

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(e)        any dissolution of any Designated Borrower or the Guarantor or any other party to a Related Agreement, or the combination or consolidation of any Designated Borrower or the Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Designated Borrower or the Guarantor or any other party to a Related Agreement;

(f)         any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g)        the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations and obligations arising under any other guaranty now or hereafter in effect);

(h)        any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities or any of the obligations or liabilities of any party to any other Related Agreement; or

(i)         any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor) which may or might in any manner or to any extent vary the risks of the Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Designated Borrower or any other Loan Party or to any collateral in respect of the Guaranteed Liabilities or Guarantor’s Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantor’s Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4.        Currency and Funds of Payment.  All Guarantor’s Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Lender with respect thereto as against any Designated Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by any Designated Borrower of any or all of the Guaranteed Liabilities.

5.        Events of Default.  Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative

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Agent’s election and without notice thereof or demand therefor, the Guarantor’s Obligations shall immediately be and become due and payable.

6.        Subordination.  Until this Guaranty Agreement is terminated in accordance with Section 22 hereof, the Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to the Guarantor (a) of any Designated Borrower, to the payment in full of the Guaranteed Liabilities and (b) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Lender and arising under the Loan Documents.  All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Lenders on account of the Guaranteed Liabilities, the Guarantor’s Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by the Guarantor as agent and bailee of the Lenders separate and apart from all other funds, property and accounts of the Guarantor.

7.        Suits.  The Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Lenders, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to the Guarantor, the Guarantor’s Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against the Guarantor.  At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against the Guarantor, whether or not suit has been commenced against any Designated Borrower or any other Person and whether or not the Lenders have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8.        Set-Off and Waiver.  The Guarantor waives any right to assert against any Lender as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which the Guarantor may now or at any time hereafter have against any Designated Borrower or any or all of the Lenders without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to the Guarantor.  The Guarantor agrees that each Lender shall have a lien for all the Guarantor’s Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Lender or otherwise in the possession or control of such Lender for any purpose (other than solely for safekeeping) for the account or benefit of the Guarantor, including any balance of any deposit account or of any credit of the Guarantor with the Lender, whether now existing or hereafter established, and hereby authorizes each Lender from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantor’s Obligations to the Lenders then due and in such amounts as provided for in the Credit Agreement or otherwise as they may elect.  For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

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9.        Waiver of Notice; Subrogation.

(a)        The Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences:  (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of any Designated Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof.  The Guarantor agrees that each Lender may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Lender, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing the Guarantor from its Guarantor’s Obligations, and the Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)        The Guarantor hereby agrees that payment or performance by the Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Lenders upon demand by the Administrative Agent to the Guarantor without the Administrative Agent being required, the Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against any Designated Borrower or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by any Designated Borrower or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY THE GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c)        The Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Guaranteed Liabilities unless and until 93 days immediately following the Facility Termination Date (as such term is defined below) shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets.

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This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by the Guarantor against the estate of any other Loan Party within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any other Loan Party.  If an amount shall be paid to the Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 22 hereof, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent, for the benefit of the Lenders, to be credited and applied upon the Guarantor’s Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Lenders may elect.  The agreements in this subsection shall survive repayment of all of the Guarantor’s Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 22 hereof, and occurrence of the Facility Termination Date.  For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

10.      Effectiveness; Enforceability.  This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 22 hereof.  Any claim or claims that the Lenders may at any time hereafter have against the Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Lenders by written notice directed to the Guarantor in accordance with Section 24 hereof.

11.      Representations and Warranties.  The Guarantor warrants and represents to the Administrative Agent, for the benefit of the Lenders, that it is duly authorized to execute and deliver this Guaranty Agreement, and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement has been duly executed and delivered on behalf of the Guarantor by its duly authorized representatives; that this Guaranty Agreement is legal, valid, binding and enforceable against the Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that the Guarantor’s execution, delivery and performance of this Guaranty Agreement do not violate or constitute a breach of any of its Organization Documents, any agreement or instrument to which the Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

12.      Expenses.  The Guarantor agrees to be liable for the payment of all reasonable fees and expenses, including Attorneys’ Costs, incurred by any Lender in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

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13.      Reinstatement.  The Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Lender in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Lender in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14.      Attorney-in-Fact.  To the extent permitted by law, the Guarantor hereby appoints the Administrative Agent, for the benefit of the Lenders, as the Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15.      Reliance.  The Guarantor represents and warrants to the Administrative Agent, for the benefit of the Lenders, that:  (a) the Guarantor has adequate means to obtain on a continuing basis (i) from each Designated Borrower, information concerning each such Designated Borrower and such Designated Borrower’s financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement (“Other Information”), and has full and complete access to each Designated Borrower’s books and records and to such Other Information; (b) the Guarantor is not relying on any Lender or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) the Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement; (d) the Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of each Designated Borrower, each Designated Borrower’s financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty Agreement and is fully aware of the same; and (e) the Guarantor has not depended or relied on any Lender or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning any Designated Borrower or any Designated Borrower’s financial condition and affairs or any other matters material to the Guarantor’s decision to provide this Guaranty Agreement, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision.  The Guarantor agrees that no Lender has any duty or responsibility whatsoever, now or in the future, to provide to the Guarantor any information concerning any Designated Borrower or any Designated Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if the Guarantor receives any such information from any Lender or its or their employees, directors, agents or other representatives or Affiliates, the Guarantor will independently verify the information and will not rely on any Lender or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

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16.      Rules of Interpretation.  The rules of interpretation contained in Article I of the Credit Agreement shall be applicable to this Guaranty Agreement and are hereby incorporated by reference.  All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17.      Entire Agreement.  This Guaranty Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.  Except as provided in Section 22, neither this Guaranty Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18.      Binding Agreement; Assignment.  This Guaranty Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that the Guarantor shall not be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent.  Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 thereof concerning assignments and participations.  All references herein to the Administrative Agent shall include any successor thereof.

19.    Reserved.

20.      Severability.  The provisions of this Guaranty Agreement are independent of and separable from each other.  If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

21.      Counterparts.  This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought.  Without limiting the foregoing provisions of this Section 21, the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Guaranty Agreement.

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22.                               Termination.  Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement and all of the Guarantor’s Obligations hereunder (excluding those Guarantor’s Obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

23.                               Remedies Cumulative; Late Payments.  All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Lender provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments.  The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon the Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof.  Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

24.                               Notices.  Any notice required or permitted hereunder shall be given, (a) with respect to the Guarantor, at the address of the Guarantor indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Lender, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement.  All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

25.                               Governing Law; Venue; Waiver of Jury Trial.

(a)                                  THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b)                                  THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT, THE GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

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(c)                                  THE GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO THE GUARANTOR IN EFFECT PURSUANT TO SECTION 24 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d)                                  NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE GUARANTOR OR ANY OF THE GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED.  TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e)                                  IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f)                                    THE GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTOR:

VALMONT INDUSTRIES, INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative
Agent

By:
Name:	Michael B. Delaney
Title:	Vice President

BANC OF AMERICA SECURITIES ASIA LIMITED, as Singapore Loan Agent

By:
Name:
Title:

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EXHIBIT I-2

FORM OF SUBSIDIARY GUARANTY

See attached.

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SUBSIDIARY GUARANTY AGREEMENT

THIS SUBSIDIARY GUARANTY AGREEMENT, dated as of October 16, 2008 (this “Guaranty Agreement”), is being entered into among EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A SUBSIDIARY GUARANTY JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for each of the Lenders (as defined below).  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

RECITALS:

A.                                   Pursuant to a Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Valmont industries, Inc., a Delaware corporation (the “Company”), Valmont Industries Holland BV, a company organized under the laws of The Netherlands and a Foreign Subsidiary of the Guarantor (“Valmont Holland”), Valmont Singapore Pte. Ltd., a private limited company organized under the laws of the Republic of Singapore and a Foreign Subsidiary of the Guarantor (“Valmont Singapore”), certain other Domestic Subsidiaries of the Company now or hereafter party thereto, as co-borrowers (such other Domestic Subsidiaries together with the Company, collectively the “Borrowers” and each a “Borrower”), Banc of America Securities Asia Limited, as Singapore Loan Agent, the Administrative Agent, Bank of America, N.A., as L/C Issuer, and the lenders now or hereafter party thereto (the “Lenders”), the Lenders have agreed to provide to the Borrowers and the Designated Borrowers (as defined in the Credit Agreement) a revolving credit facility with a letter of credit sublimit and swing line facility with a multi-currency sublimit.

B.                                     It is a condition precedent to the Lenders’ obligations to make and maintain such extensions of credit that the Guarantors shall have executed and delivered this Guaranty Agreement to the Administrative Agent.

C.                                     Each Guarantor is, directly or indirectly, a wholly owned Subsidiary of the Company and will materially benefit from such extensions of credit.

In order to induce the Lenders to from time to time make and maintain extensions of credit under the Credit Agreement, the parties hereto agree as follows:

1.                                      Guaranty.  Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Lenders the payment and performance in full of the Guaranteed Liabilities (as defined below).  For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means:  (a) each Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due

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or payable from any Borrower to any one or more of the Lenders, including principal, interest, premiums and fees (including all fees and expenses of counsel (collectively, “Attorneys’ Costs”); and (b) each Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by any Borrower under the Credit Agreement, the Notes and all other Loan Documents.  The Guarantors’ obligations to the Lenders under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”.  Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.

2.                                      Payment.  If any Borrower shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fees (including, but not limited to, Attorneys’ Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Lenders, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing.

3.                                      Absolute Rights and Obligations.  This is a guaranty of payment and not of collection.  The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement and all Loan Documents to which it is a party by reason of:

(a)                                  any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b)                                 any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)                                  any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

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(d)                                 any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e)                                  any dissolution of any Borrower or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of any Borrower or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower or any Guarantor or any other party to a Related Agreement;

(f)                                    any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g)                                 the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guaranty now or hereafter in effect);

(h)                                 any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement; or

(i)                                     any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Borrower or any other Loan Party or to any collateral in respect of the Guaranteed Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Subsidiary Guaranty Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4.                                      Currency and Funds of Payment.  All Guarantors’ Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Lender with respect thereto as against any Borrower,

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or cause or permit to be invoked any alteration in the time, amount or manner of payment by any Borrower of any or all of the Guaranteed Liabilities.

5.                                      Events of Default.  Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantors’ Obligations shall immediately be and become due and payable.

6.                                      Subordination.  Until this Guaranty Agreement is terminated in accordance with Section 22 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of any Borrower, to the payment in full of the Guaranteed Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Lender and arising under the Loan Documents.  All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Lenders on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Lenders separate and apart from all other funds, property and accounts of such Guarantor.

7.                                      Suits.  Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Lenders, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors.  At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against any Borrower, any other Guarantor, or any other Person and whether or not the Lenders have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8.                                      Set-Off and Waiver.  Each Guarantor waives any right to assert against any Lender as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against any Borrower or any or all of the Lenders without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor.  Each Guarantor agrees that each Lender shall have a lien for all the Guarantor’s Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Lender or

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otherwise in the possession or control of such Lender for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Lender, whether now existing or hereafter established, and hereby authorizes each Lender from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantor’s Obligations to the Lenders then due and in such amounts as provided for in the Credit Agreement or otherwise as they may elect.  For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

9.                                      Waiver of Notice; Subrogation.

(a)                                  Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences:  (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of any Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof.  Each Guarantor agrees that each Lender may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Lender, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)                                 Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Lenders upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against any Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by any Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE

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ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c)                                  Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Guaranteed Liabilities unless and until 93 days immediately following the Facility Termination Date shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets.  This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Guarantor against the estate of any other Loan Party within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any other Loan Party.  If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 22 hereof, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent, for the benefit of the Lenders, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Lenders may elect.  The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 22 hereof, and occurrence of the Facility Termination Date.  For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

10.                               Effectiveness; Enforceability.  This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 22 hereof.  Any claim or claims that the Lenders may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Lenders by written notice directed to such Guarantor in accordance with Section 24 hereof.

11.                               Representations and Warranties.  Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Lenders, that it is duly authorized to execute and deliver this Guaranty Agreement (or the Subsidiary Guaranty Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement (or the Subsidiary Guaranty Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; that this Guaranty Agreement (and any Subsidiary Guaranty Joinder

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Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Subsidiary Guaranty Joinder Agreement to which such Guarantor is a party) do not violate or constitute a breach of any of its Organization Documents, any agreement or instrument to which such Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

12.                               Expenses.  Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable fees and expenses, including Attorneys’ Costs, incurred by any Lender in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

13.                               Reinstatement.  Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Lender in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Lender in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14.                               Attorney-in-Fact.  To the extent permitted by law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Lenders, as such Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15.                               Reliance.  Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Lenders, that:  (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Company, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Subsidiary Guaranty Joinder Agreement (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Lender or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement (or the Subsidiary Guaranty Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Subsidiary Guaranty Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of each Borrower, each Borrower’s financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Subsidiary

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Guaranty Joinder Agreement) and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Lender or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning any Borrower or any Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Subsidiary Guaranty Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision.  Each Guarantor agrees that no Lender has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning any Borrower or any Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Lender or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Lender or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

16.                               Rules of Interpretation.  The rules of interpretation contained in Article I of the Credit Agreement shall be applicable to this Guaranty Agreement and each Subsidiary Guaranty Joinder Agreement and are hereby incorporated by reference.  All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

                                                17.                               Entire Agreement.  This Guaranty Agreement and each Subsidiary Guaranty Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.  Except as provided in Section 22, neither this Guaranty Agreement nor any Subsidiary Guaranty Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18.                               Binding Agreement; Assignment.  This Guaranty Agreement, each Subsidiary Guaranty Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Subsidiary Guaranty Joinder Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent.  Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 thereof concerning

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assignments and participations.  All references herein to the Administrative Agent shall include any successor thereof.

19.       [Intentionally Left Blank].

20.                               Severability.  The provisions of this Guaranty Agreement are independent of and separable from each other.  If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

21.                               Counterparts.  This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantors against whom enforcement is sought.  Without limiting the foregoing provisions of this Section 21, the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Guaranty Agreement.

22.                               Termination.  Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement and each Subsidiary Guaranty Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

23.                               Remedies Cumulative; Late Payments.  All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Lender provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments.  The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof.  Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

24.                               Notices.  Any notice required or permitted hereunder or under any Subsidiary Guaranty Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Company indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Lender, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement.  All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

25.                               Joinder.  Each Person that shall at any time execute and deliver to the Administrative Agent a Subsidiary Guaranty Joinder Agreement substantially in the form attached as Exhibit A hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other

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Loan Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

26.                               Governing Law; Venue; Waiver of Jury Trial.

(a)                                  THIS GUARANTY AGREEMENT AND EACH SUBSIDIARY GUARANTY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b)                                  EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY SUBSIDIARY GUARANTY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT OR A SUBSIDIARY GUARANTY JOINDER AGREEMENT, SUCH GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c)                                  EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO SUCH GUARANTOR IN EFFECT PURSUANT TO SECTION 24 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d)                                  NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY SUBSIDIARY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY GUARANTOR OR ANY OF SUCH GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED.  TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS

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TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e)                                  IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY SUBSIDIARY GUARANTY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE SECURED PARTIES HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f)                                    EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Subsidiary Guaranty Agreement as of the day and year first written above.

GUARANTORS:

PIROD, INC.

By:
Name:
Title:

VALMONT COATINGS, INC.

By:
Name:
Title:

VALMONT NEWMARK, INC.

By:
Name:
Title:

Signature Page

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ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:
Name:	Michael B. Delaney
Title:	Vice President

Signature Page

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EXHIBIT A

Form of Subsidiary Guaranty Joinder Agreement

SUBSIDIARY GUARANTY JOINDER AGREEMENT

THIS SUBSIDIARY GUARANTY JOINDER AGREEMENT, dated as of                           , 20     (this “Subsidiary Guaranty Joinder Agreement”), is made by                                                               , a                                  (the “Joining Guarantor”), in favor of BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the Lenders (as such terms are defined in the Guaranty Agreement referenced below; all capitalized terms used but not defined herein shall have the meanings given to such terms in such Guaranty Agreement).

RECITALS:

A.                                   Certain Subsidiaries of Valmont Industries, Inc., a Delaware corporation (the “Company”), are party to a Subsidiary Guaranty Agreement dated as of October 16, 2008 (as in effect on the date hereof, the “Guaranty Agreement”).

B.                                     The Joining Guarantor is a Subsidiary of the Borrower and is required by the terms of the Credit Agreement to be joined as a party to the Guaranty Agreement as a Guarantor.

C.                                     The Joining Guarantor will materially benefit directly and indirectly from the making and maintenance of the extensions of credit made from time to time under the Credit Agreement.

In order to induce the Lenders to from time to time make and maintain extensions of credit under the Credit Agreement, the Joining Guarantor hereby agrees as follows:

1.                                      Joinder.  The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the Guaranty Agreement as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Administrative Agent for the benefit of the Lenders of the payment and performance in full of the Guaranteed Liabilities (as defined in the Guaranty Agreement) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Guaranty Agreement.

2.                                      Affirmations.  The Joining Guarantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty Agreement.

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3.                                      Severability.  The provisions of this Subsidiary Guaranty Joinder Agreement are independent of and separable from each other.  If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Subsidiary Guaranty Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

4.                                      Counterparts.  This Subsidiary Guaranty Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Subsidiary Guaranty Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor.  Without limiting the foregoing provisions of this Section 4, the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Subsidiary Guaranty Joinder Agreement.

5.                                      Delivery.  The Joining Guarantor hereby irrevocably waives notice of acceptance of this Subsidiary Guaranty Joinder Agreement and acknowledges that the Guaranteed Liabilities are and shall be deemed to be incurred, and credit extensions under the Loan Documents made and maintained, in reliance on this Subsidiary Guaranty Joinder Agreement and the Joining Guarantor’s joinder as a party to the Guaranty Agreement as herein provided.

6.                                      Governing Law; Venue; Waiver of Jury Trial.  The provisions of Section 26 of the Guaranty Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

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IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Subsidiary Guaranty Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

By:
Name:
Title:

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